Exhibit 2.1

                                                             Execution Copy

                             PURCHASE AGREEMENT

                                    AMONG

                             ROYAL NUMICO N.V.,

                              NUMICO USA, INC.

                                     AND

                                 NBTY, INC.

                          DATED AS OF JUNE 9, 2003


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                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----


Article 1     SALE OF INTERESTS AND PURCHASED ASSETS; CLOSING               1
     1.01     Purchase and Sale                                             1
     1.02     Purchase Price                                                1
     1.03     Closing                                                       2
     1.04     Post-Closing Purchase Price Adjustment                        2
     1.05     Purchase Price Allocation                                     4
Article 2     REPRESENTATIONS AND WARRANTIES OF SELLER                      4
     2.01     Organization of Seller                                        4
     2.02     Authority                                                     4
     2.03     Organization of the Company                                   5
     2.04     Interests                                                     5
     2.05     Subsidiaries                                                  5
     2.06     Noncontravention                                              6
     2.07     Title to Tangible Assets                                      7
     2.08     Brokers' Fees                                                 7
     2.09     Audited Financial Statements                                  7
     2.10     Absence of Certain Material Developments                      7
     2.11     Undisclosed Liabilities                                       8
     2.12     Legal Compliance                                              8
     2.13     Tax Matters                                                   9
     2.14     Real Property                                                 9
     2.15     Intellectual Property                                        10
     2.16     Tangible Assets                                              11
     2.17     Contracts                                                    11
     2.18     Accounts Receivable                                          12
     2.19     Powers of Attorney                                           12
     2.20     Insurance                                                    12
     2.21     Litigation                                                   13
     2.22     Employees                                                    13
     2.23     Employee Benefits                                            13
     2.24     Environmental Laws                                           15
     2.25     Certain Business Relationships With Seller                   15

                              TABLE OF CONTENTS
                                  (CONT'D)

                                                                          Page
                                                                          ----

     2.26     Customers                                                    15
     2.27     Inventory                                                    16
     2.28     Transferees                                                  17
     2.29     Disclosure                                                   17
Article 3     REPRESENTATIONS AND WARRANTIES OF PURCHASER                  17
     3.01     Organization and Power                                       17
     3.02     Authority                                                    17
     3.03     No Breach                                                    17
     3.04     Governmental Consents, etc                                   17
     3.05     Litigation                                                   18
     3.06     Broker's Fees                                                18
     3.07     Investment Representation                                    18
     3.08     Financing                                                    18
     3.09     No Knowledge of Misrepresentations or Omissions              18
     3.10     Solvency                                                     19
Article 4     SELLER PRE-CLOSING COVENANTS                                 19
     4.01     General                                                      19
     4.02     Notices and Consents                                         19
     4.03     Operation and Preservation of Business                       20
     4.04     Access                                                       22
     4.05     Restructuring                                                22
     4.06     Notice and Cure                                              23
     4.07     Regulatory Filings                                           23
     4.08     Exclusive Dealing                                            23
     4.09     Interim Financial Statements                                 23
     4.10     Documentation Relating to Affiliate Intellectual Property    24
Article 5     PURCHASER'S PRE-CLOSING COVENANTS                            24
     5.01     General                                                      24
     5.02     Regulatory Filings                                           24
     5.03     Contact with Customers and Suppliers                         24
     5.04     Purchaser's Solvency                                         24
     5.05     Acknowledgment by Purchaser                                  24

                              TABLE OF CONTENTS
                                  (CONT'D)

                                                                          Page
                                                                          ----

     5.06     Notification                                                 25
     5.07     Disclosure Generally                                         25
     5.08     Nonsolicitation                                              25
Article 6     POST-CLOSING COVENANTS                                       26
     6.01     General                                                      26
     6.02     Covenant Not to Compete                                      26
     6.03     Payment Obligations                                          27
     6.04     Certain Activities                                           27
     6.05     Patent Action                                                27
     6.06     European Inventory                                           28
     6.07     Seller Payment Obligations                                   28
     6.08     Name Change                                                  29
     6.09     Direct Sales                                                 29
     6.10     Extran Professional                                          29
Article 7     CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE                29
     7.01     Representations and Warranties                               29
     7.02     Performance                                                  30
     7.03     Third Party Consents                                         30
     7.04     No Litigation                                                30
     7.05     Officer's Certificate                                        30
     7.06     Governmental Consents                                        30
     7.07     Opinions of Counsels                                         31
     7.08     Resignations of Directors and Officers                       31
     7.09     Ancillary Agreements                                         31
     7.10     Other Actions                                                31
Article 8     CONDITIONS TO SELLER'S OBLIGATION                            31
     8.01     Representations and Warranties                               31
     8.02     Performance                                                  31
     8.03     Litigation                                                   32
     8.04     Officer's Certificate                                        32
     8.05     Governmental Consents                                        32
     8.06     Opinions of Counsels                                         32

                              TABLE OF CONTENTS
                                  (CONT'D)

                                                                          Page
                                                                          ----

     8.07     Guarantees                                                   32
     8.08     Third Party Consents                                         32
     8.09     Sales Persons                                                32
     8.10     Other Actions                                                33
Article 9     INDEMNIFICATION                                              33
     9.01     Indemnification by Seller                                    33
     9.02     Indemnification by Purchaser                                 35
     9.03     Method of Asserting Claims                                   36
     9.04     Adjustments                                                  39
     9.05     Arbitration Procedure                                        39
     9.06     Remedies                                                     41
     9.07     Joint and Several Liability                                  41
     9.08     Investigation                                                41
Article 10    TAX MATTERS                                                  42
    10.01     Tax Indemnity                                                42
    10.02     Tax Contests                                                 43
    10.03     Payments for Certain Adjustments                             44
    10.04     Refunds                                                      44
    10.05     Cooperation and Exchange of Information                      45
Article 11    TERMINATION                                                  45
    11.01     Termination                                                  45
    11.02     Effect of Termination                                        46
    11.03     Break-Up Fee                                                 46
Article 12    DEFINITIONS                                                  46
    12.01     Definitions                                                  46
    12.02     Cross-Reference of Other Definitions                         52
Article 13    ADDITIONAL POST-CLOSING COVENANTS                            54
    13.01     Employee Benefit Matters                                     54
    13.02     Excluded Litigation                                          55
    13.03     Benefits Relating to Amended and Restated 2000 Management
               Stock Purchase Plan and Other Employee Benefit Plans        56
    13.04     Retention, Severance, Stock Purchase Plan
               and Incentive Plans                                         57


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                              TABLE OF CONTENTS
                                  (CONT'D)

                                                                          Page
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Article 14    MISCELLANEOUS                                                58
    14.01     No Assignment; Binding Effect                                58
    14.02     Headings                                                     59
    14.03     Press Releases and Communications                            59
    14.04     No Third-Party Beneficiaries                                 59
    14.05     Entire Agreement                                             59
    14.06     Counterparts                                                 59
    14.07     Notices                                                      59
    14.08     Governing Law; Venue                                         60
    14.09     Amendments and Waivers                                       61
    14.10     Severability                                                 61
    14.11     Expenses                                                     61
    14.12     Construction                                                 61
    14.13     Incorporation of Exhibits, Annexes and Schedules             61
    14.14     Governing Language                                           62

Exhibit A           -  Intentionally Omitted
Exhibit B           -  Required Consents for Company and Subsidiaries
Exhibits C 1-3      -  Forms of Opinions of Seller's Counsels
Exhibits D 1-2      -  Forms of Opinions of Purchaser's Counsels
Exhibit E           -  Company Accounting Policies
Disclosure Schedule -  Exceptions to Seller's Representations and
                        Warranties, and Other Information


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                             PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement") dated as of June 9, 2003 is made and entered into by and among NBTY, Inc., a Delaware corporation ("Purchaser"), ROYAL NUMICO N.V., a company organized under the laws of The Netherlands ("Royal Numico") and NUMICO USA, INC., a Delaware corporation (hereinafter referred to as "Numico USA" or "Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

      WHEREAS, Seller owns all the sole membership interest in Rexall US Newco 1 LLC, a Delaware limited liability company ("Newco 1 LLC"), and a partnership interest in Rexall US Newco DGP 1, a Delaware general partnership ("Newco DGP 1"), of which Newco 1 LLC is the only other partner (such limited liability company and the partnership being referred to together as the "Company", and such interests being referred to herein as the "Interests"); and

      WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Interests and certain Intellectual Property owned by Numico Financial Services, S.A., a Swiss corporation ("NFS"), and certain other Affiliates of Seller on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the parties contemplate that prior to consummation of such sale and purchase the Company's Subsidiaries will undergo an internal reorganization as described in Section 4.05 of the Disclosure Schedule;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 1

               SALE OF INTERESTS AND PURCHASED ASSETS; CLOSING

      1.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Interests, and (b) Seller agrees to cause NFS and the appropriate Affiliates of Seller (collectively with NFS, referred to herein individually as an "Affiliate Seller" and collectively as the "Affiliate Sellers") to sell to Purchaser, and Purchaser agrees to purchase from the Affiliate Sellers, all of the respective right, title and interest of the relevant Affiliate Seller in the Intellectual Property described in Sections 2.15(a)(i)(A) and (B) of the Disclosure Schedule as being owned by NFS or any other Affiliate of Seller other than the Company and the Subsidiaries (the "Affiliate Intellectual Property").

      1.02 Purchase Price. Subject to adjustment pursuant to Section 1.04, the aggregate purchase price for the Interests and the Affiliate Intellectual Property is Two Hundred Fifty Million Dollars ($250,000,000) (the "Purchase Price"), payable in immediately available United States funds at the Closing in the manner provided in Section 1.03.

      1.03 Closing. The Closing will take place at the offices of Vedder, Price, Kaufman & Kammholz, 805 Third Avenue, New York, New York 10022, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Seller directs by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Seller will assign and transfer, and will cause each Affiliate Seller to assign and transfer, to Purchaser all of Seller's and such Affiliate Seller's right, title and interest in and to the Interests and such Affiliate Seller's Affiliate Intellectual Property, respectively, by delivering to Purchaser such duly executed instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser good title, free and clear of all Liens (other than Liens arising through Purchaser, and the terms and conditions of the LLC Agreement and the GP Agreement), to the Interests and such Affiliate Intellectual Property. At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles 7 and 8.

      1.04  Post-Closing Purchase Price Adjustment.

            (a)  As soon as practicable, but in no event later than thirty
      (30) Business Days after the Closing Date, Purchaser shall deliver to Seller a schedule (the "Adjustment Schedule") setting forth (i) the Working Capital Assets (as defined below) and the Working Capital Liabilities (as defined below), in each case as of the opening of business on the Closing Date ("Closing Date Working Capital Amount"), and (ii) the amount by which the Purchase Price should be adjusted
      (A) upward to the extent that the Closing Date Working Capital Amount is greater than the WC Target and (B) downward to the extent that the Closing Date Working Capital Amount is less than the WC Target (such upward or downward adjustment is hereinafter referred to as the "Adjustment Amount Due"). The Adjustment Amount Due shall equal $0.00 if the Closing Date Working Capital Amount is equal to the WC Target. For purposes of this Agreement, the "WC Target" is Eighty-Three Million Dollars ($83,000,000). Seller shall cooperate reasonably with Purchaser and its Representatives in order to facilitate preparation of the Adjustment Schedule and determination of the Adjustment Amount Due, and Seller and its Representatives shall have the right to perform reasonable procedures necessary to verify the accuracy thereof.

            (b) At any time and from time to time after receipt of the Adjustment Schedule, Seller may request, and Purchaser shall provide upon reasonable notice, reasonable access during normal business hours to the information, data and work papers used to prepare the Adjustment Schedule and to calculate the Adjustment Amount Due and will make its personnel and accountants reasonably available to explain any information, data or work papers used to prepare the Adjustment Schedule and to calculate the Adjustment Amount Due. Seller may notify Purchaser in writing within thirty (30) Business Days following delivery of the Adjustment Schedule (the "Dispute Period") that (i) Seller agrees with the Adjustment Schedule and the Adjustment Amount Due (an "Approval Notice") or (ii) Seller disagrees with such calculations, identifying with reasonable specificity the items with which Seller disagrees (a "Dispute Notice"). Upon receipt by Purchaser of a Dispute Notice, Purchaser and Purchaser's accountants, on the one hand, and Seller and Seller's accountants, on the other hand, will use good faith efforts during the twenty Business Day period following the date of Purchaser's receipt of a Dispute Notice (the "Resolution Period") to resolve any differences they may have as to the calculations of the Adjustment Schedule and/or the Adjustment Amount Due. If Purchaser and Seller cannot reach written agreement during the Resolution Period, within five (5) Business Days thereafter, their disagreements, limited to only those issues still in dispute ("Remaining Disputes"), shall be promptly submitted to Deloitte & Touche (the "Independent Accountant"), which firm shall conduct such additional review as is necessary to resolve the specific Remaining Disputes referred to it. Seller and Purchaser will cooperate fully with the Independent Accountant to facilitate its resolution of the Remaining Disputes, including by providing the information, data and work papers used by each party to calculate the Adjustment Amount Due and the Remaining Disputes, and making its personnel and accountants available to explain any such information, data or work papers. Based upon such review and other information, the Independent Accountant shall determine the Closing Date Working Capital Amount and the Adjustment Amount Due strictly in accordance with the terms of this Section 1.04 and the Company Accounting Policies (the "Independent Accountant Determination"). Such determination shall be completed as promptly as practicable but in no event later than sixty (60) days following the submission of the Remaining Disputes to the Independent Accountant and shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to, and shall be final and binding on, Seller and Purchaser for purposes of this Section 1.04, except to correct manifest clerical or mathematical errors.

            (c) The fees and expenses of the Independent Accountant shall be paid by the party whose calculation of the Adjustment Amount Due as submitted to the Independent Accountant differs most from the Independent Accountant Determination.

            (d) On the fifth Business Day after the earlier of (i) the receipt by Purchaser of an Approval Notice, (ii) the expiration of the Dispute Period if Purchaser has not received an Approval Notice or a Dispute Notice within such period, (iii) the resolution by Seller and Purchaser of all differences regarding the Adjustment Schedule and the Adjustment Amount Due within the Resolution Period and (iv) the receipt of the Independent Accountant Determination, Seller or Purchaser, as applicable, shall pay any Adjustment Amount Due, plus interest calculated from the Closing Date through, but not including, the date of such payment at the Interest Rate, by wire transfer of immediately available funds without set-off or deduction of any kind.

      For purposes of this Section, the following defined terms have the following meanings:

            "Interest Rate" shall mean, on any date, a variable rate per annum, equal to the rate of interest published from time to time by the Wall Street Journal as the "prime rate" at large U.S. money center banks.

            "Working Capital Assets" shall mean the accounts receivable, inventory and all other current assets (which shall include, among other items, prepaid expenses) of the Company and the Subsidiaries as of the opening of business on the Closing Date, determined in accordance with the Company Accounting Policies, except that the Investment Assets (to the extent otherwise included in cash or cash equivalents) shall be the only cash or cash equivalents included therein.

            "Working Capital Liabilities" shall mean accounts payable, accrued expenses, deferred revenue and all other current liabilities of the Company and the Subsidiaries as of the opening of business on the Closing Date, determined in accordance with Company Accounting Policies.

      1.05 Purchase Price Allocation. The Purchase Price shall be allocated among the Interests and the Affiliate Intellectual Property, as set forth on Schedule 1.05 (the "Allocation"). Each party to this Agreement agrees that it will (a) be bound by the Allocation for the purposes of determining any Taxes, (b) report the transactions consummated pursuant to this Agreement in accordance with the Allocation, (c) timely complete and file the statement required by IRS Form 8594 consistent with such Allocation, and promptly after filing with the IRS, provide a copy of such form to the other party hereto and file a copy of such form with its federal Income Tax Returns for the period that includes the Closing Date, and (d) not take a position inconsistent with the Allocation on any applicable Tax Return in any proceeding before any Governmental Authority except with the prior written consent of the other party(ies) hereto. In the event that the Allocation is disputed by any Governmental Authority, the party receiving notice of such dispute will promptly notify the other party(ies) hereto and the parties hereto will consult in good faith how to resolve such dispute in a manner consistent with the Allocation. The parties agree and acknowledge that the Allocation was determined on an arms'-length basis upon a good faith determination of the respective fair market value of the Interests and the Affiliate Intellectual Property.

                                  ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser as follows:

      2.01 Organization of Seller. Royal Numico is a company duly organized, validly existing and in good standing under the Laws of The Netherlands, and Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Royal Numico and Seller have the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

      2.02 Authority. The execution and delivery by Royal Numico and Seller of this Agreement, and the performance by Royal Numico and Seller of its obligations hereunder, have been duly and validly authorized by the respective Supervisory Board and Board of Directors of Royal Numico and Seller, no other corporate action on the part of Royal Numico or Seller or their respective stockholders being necessary. This Agreement has been duly executed and delivered by Royal Numico and Seller and constitutes the valid and binding obligations of Royal Numico and Seller enforceable against Royal Numico and Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      2.03 Organization of the Company. Newco 1 LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. '18-101, et seq.) (the "LLC Act"), with all requisite limited liability company power and authority under the LLC Act and the limited liability company agreement of Newco 1 LLC (the "LLC Agreement") to own its Assets and to carry on its business, all as described in the LLC Agreement. Newco DGP 1 has been duly formed and is validly existing as a general partnership under the Delaware Revised Uniform Partnership Act (6 Del. C. '15-101, et seq.) (the "GP Act"), with all requisite partnership power and authority under the GP Act and the partnership agreement of Newco DGP 1 (the "GP Agreement") to own its Assets and to carry on its business, all as described in the GP Agreement. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its Assets or the conduct of its business, makes such qualification necessary, except for those jurisdictions in which all such failures by the Company to be qualified would not have a Material Adverse Effect.

      2.04 Interests. There are no membership or economic interests (as defined in the LLC Act) in Newco 1 LLC other than the Interests. Under the LLC Act and the LLC Agreement, Seller has been duly admitted to Newco 1 LLC as the sole member of Newco 1 LLC. Under the GP Act and the GP Agreement, Seller and Newco 1 LLC have been duly admitted to Newco DGP 1 as the only partners of Newco DGP 1. Seller owns the Interests, beneficially and of record, free and clear of all Liens, other than the restrictions on transfer set forth in the LLC Agreement and the GP Agreement. The Interest in Newco 1 LLC issued to Seller has been duly authorized and validly issued by Newco 1 LLC and is a fully paid and nonassessable limited liability company interest in Newco 1 LLC, except that Seller may be obligated to make payments provided for in the LLC Agreement, to repay any funds wrongfully distributed to it and may be liable for the tortious or wrongful conduct of Newco 1 LLC. The Interest in Newco DGP 1 issued to Seller and the partnership interest in Newco DGP 1 issued to Newco 1 LLC have been duly authorized and validly issued. Except for this Agreement and as disclosed in Section 2.04 of the Disclosure Schedule, there are (a) no outstanding Options that have been issued by the Company, and (b) no Contracts relating to any ownership or economic interest in the Company or obligating the Company or Seller to issue, sell, redeem or otherwise acquire any ownership or economic interest in the Company or any Option. The delivery of instruments in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Interests, free and clear of all Liens, other than Liens arising through Purchaser, and the terms and conditions of the LLC Agreement and GP Agreement.

      2.05 Subsidiaries. Section 2.05 of the Disclosure Schedule lists the name of each Subsidiary and its principal business lines. Each Subsidiary is a corporation, limited liability company or partnership duly organized or formed, validly existing and, with respect to each corporate and limited liability company Subsidiary, in good standing under the Laws of its jurisdiction of incorporation or organization identified in Section 2.05 of the Disclosure Schedule, and has the requisite corporate, limited liability or partnership power and authority to conduct its business as now conducted and to own and lease its Assets. Each Subsidiary is duly qualified to do business and, with respect to each corporate and limited liability company Subsidiary, is in good standing in each jurisdiction in which the ownership or leasing of such Subsidiary's Assets or the conduct of its business, makes such qualification necessary, except for those jurisdictions in which the adverse effects of all such failures to be so qualified by the Subsidiaries would not have a Material Adverse Effect. Section 2.05 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock (or in the case of non-corporate Persons comparable capitalization information). Except as disclosed in Section
2.05 of the Disclosure Schedule, all of the outstanding shares of capital stock of or membership, partnership and economic interests in each Subsidiary have been duly authorized and, with respect to each corporate Subsidiary, validly issued, and are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries directly or indirectly wholly owned by the Company, free and clear of all Liens. Except as disclosed in Section 2.05 of the Disclosure Schedule, there are
(a) no outstanding Options that have been issued by any Subsidiary, or (b) no Contracts obligating any Person to issue, sell, repurchase, redeem or otherwise acquire any shares of any Subsidiary's capital stock or any Option.

      2.06 Noncontravention. Except as set forth in Section 2.06 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby or performance of its obligations hereunder by Royal Numico or Seller, will
(a) violate any Law or Order to which Royal Numico, any Affiliate Seller, Seller, the Company or any of the Subsidiaries is subject or any provision of the Constituent Documents of Royal Numico, any Affiliate Seller, Seller, the Company or any of the Subsidiaries, or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller, any Affiliate Seller, the Company or any Subsidiary is a party or by which it is bound or to which any of its Assets or Affiliate Intellectual Property is subject (or result in the imposition of any Lien upon any of its Assets or Affiliate Intellectual Property), except where the violations, breaches, defaults, accelerations, terminations, modifications, cancellations or Liens would not in the aggregate have a Material Adverse Effect. None of Royal Numico, any Affiliate Seller, Seller, the Company or any Subsidiary is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for it to consummate the transactions contemplated by this Agreement, except as disclosed in Section 2.06 of the Disclosure Schedule, and except where the failures to give notice, to file or to obtain any authorization, consent or approval would not in the aggregate have a Material Adverse Effect.

      2.07 Title to Tangible Assets. Except for Permitted Liens and as set forth in Section 2.07 of the Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to or a valid leasehold interest in, their material tangible Assets.

      2.08 Brokers' Fees. Other than fees payable to Goldman, Sachs & Co., none of Royal Numico, any Affiliate Seller, Seller, the Company or any Subsidiary has any liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

      2.09 Audited Financial Statements. Seller has delivered to Purchaser true and complete copies of the audited balance sheets of the Company and its consolidated subsidiaries as of December 31, 2002 (the "Most Recent Balance Sheet"), and 2001, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2002 and 2001 and the seven-month period that commenced June 1, 2000 and ended December 31, 2000, together with a true and correct copy of the report on such audited information by
PricewaterhouseCoopers LLP (the "Audited Financial Statements").   Except
as set forth in the notes thereto, and as disclosed in Section 2.09 of the Disclosure Schedule, the Audited Financial Statements (a) were prepared in accordance with GAAP, (b) fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby, and (c) were compiled from the books and records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein.

      2.10 Absence of Certain Material Developments. Except as set forth in Section 2.10 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, there has not been any Material Adverse Change. In addition, except as set forth in Section 2.10 of the Disclosure Schedule, and except as expressly contemplated or permitted by this Agreement, since the date of the Most Recent Balance Sheet, neither the Company nor any Subsidiary has:

            (a) borrowed any amount of money or incurred or become subject to any material Liabilities (other than Liabilities incurred in the Ordinary Course of Business, Liabilities under Contracts entered into in the Ordinary Course of Business and borrowings from Affiliates necessary to meet Ordinary Course of Business working capital requirements);

            (b) mortgaged, pledged or subjected to any material Lien any material portion of its Assets, except Permitted Liens;

            (c) sold, assigned or transferred any material portion of its tangible Assets, except in the Ordinary Course of Business;

            (d) sold, assigned, licensed or transferred any Intellectual Property or other material intangible assets, except in the Ordinary Course of Business;

            (e) suffered any material extraordinary losses or waived any rights of material value;

            (f) issued, granted, sold or transferred any of its capital stock or other equity securities, securities convertible into its

            (g) capital stock or other equity securities or Options or any bonds or debt securities;

            (h) made any material capital expenditures or commitments therefor that are not provided for in the 2003 Budget; (A) established or modified any (1) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Benefit Plan or (2) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, (B) increased the overall compensation by more than five percent (5%) or made a material change in the fringe benefits of any present or former director, officer, employee or consultant of the Company or the Subsidiaries, (C) granted any severance or termination pay to any present or former director, officer, employee or consultant of the Company or the Subsidiaries other than pursuant to the Rexall Sundown, Inc. Human Resources Policy and Management Practices Manual (including HR-430) as currently in effect, (D) except for customary travel and similar advances for business purposes, loaned or advanced money or other property to any of their present or former directors, officers, employees or consultants, or (E) established, adopted, entered into, amended or terminated any Employee Benefit Plan;

            (i) other than on an arms'-length basis and on commercially reasonable terms, engaged in any transaction with Seller or any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller other than pursuant to any Contract in effect on the date of the Most Recent Balance Sheet or disclosed pursuant to
      Section 2.25 of the Disclosure Schedule; or

            (j) entered into any other material transaction, except in the Ordinary Course of Business.

      2.11 Undisclosed Liabilities. Except as set forth in Section 2.11 of the Disclosure Schedule, the Company and the Subsidiaries, taken as a whole, have no material Liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any Liability for Taxes) which are required under GAAP to be set forth on the face of a consolidated balance sheet of the Company and the Subsidiaries, except for Liabilities which are set forth on the face of the Most Recent Balance Sheet, have arisen after such date in the Ordinary Course of Business or would not in the aggregate have a Material Adverse Effect.

      2.12 Legal Compliance. Except as set forth in Section 2.12 of the Disclosure Schedule, since December 31, 2001, the Company and the Subsidiaries have complied in all material respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

      2.13  Tax Matters.

            (a) Except as set forth in Section 2.13 of the Disclosure Schedule, (i) the Company and the Subsidiaries have filed all federal Income Tax Returns and all other material Tax Returns (or such Tax Returns have been filed on behalf of the Company and the Subsidiaries) that any of them were required to file prior to the date hereof, all of which were true, complete and accurate in all material respects, (ii) all Taxes due and owing by the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid or accrued on the Most Recent Balance Sheet, and (iii) neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) Except as set forth in Section 2.13 of the Disclosure Schedule, there is no dispute or claim concerning any Tax liability of or any assessment for Taxes against the Company and the Subsidiaries (A) claimed or raised by any Governmental Authority in writing or (B) of which Seller has Knowledge.

            (c) Section 2.13 of the Disclosure Schedule (i) lists all federal and state Income Tax Returns filed with respect to Company and the Subsidiaries for taxable periods ended on or after December 31, 2000, (ii) indicates any Tax Returns that have been audited,
      (iii) indicates all Tax Returns that currently are the subject of audit and (iv) lists the tax period through which the statute of limitations has run in respect of all Tax Returns. Except as set forth in Section 2.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (d) Except as set forth in Section 2.13 of the Disclosure Schedule, neither Company nor any Subsidiary is a party to or bound by any tax allocation or sharing agreement.

            (e) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code
      Section 897(c)(2) during the applicable period specified in Code
      Section 897(c)(1)(A)(ii).

      2.14  Real Property.

            (a) Section 2.14 of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary, (ii) each lease entered into by the Company or any Subsidiary (as lessor or lessee) for the occupancy of any real property and (iii) all Liens (other than Permitted Liens) on any parcel of real property referred to in clause (i).

            (b) Except as disclosed in Section 2.14 of the Disclosure Schedule, the Company or a Subsidiary has good and marketable fee simple title to each parcel of real property owned by it, free and clear of all Liens other than Permitted Liens. Except for the real property leased to others referred to in Section 2.14(a)(ii) above, the Company or a Subsidiary is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon.

            (c) The Company or a Subsidiary has a valid leasehold estate in the real properties leased by it for the full term of the lease thereof. Each lease referred to in Section 2.14(a)(ii) above is a valid and binding agreement, enforceable in accordance with its terms against the Company or a Subsidiary, except, in each case, as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law relating to or affecting the rights of creditors generally and except as such enforceability of any such lease is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law). Except as set forth in Section 2.14 of the Disclosure Schedule, none of Seller, the Company nor any Subsidiary has received written notice of any default thereunder.

      2.15  Intellectual Property.

            (a) All of the patents, Internet domain names, registered trademarks, registered service marks, registered copyrights, applications for any of the foregoing and material unregistered trademarks, service marks, trade names and corporate names (collectively, "Intellectual Property") used in the conduct of the respective businesses of the Company or the Subsidiaries (collectively, "Company Intellectual Property") are set forth in
      Section 2.15 of the Disclosure Schedule.  Except as set forth in
      Section 2.15 of the Disclosure Schedule or as would not in the aggregate have a Material Adverse Effect: (i) the Company or its Subsidiaries owns and possesses all right, title and interest in and to, or possesses the valid right to use, the Intellectual Property,
      (ii) neither the Company nor any Subsidiary has received any written notices of material infringement or misappropriation from any third Person with respect to the Company Intellectual Property and (iii) to Seller's Knowledge, neither the Company nor any Subsidiary is currently infringing on the Intellectual Property rights of any other Person. Notwithstanding the foregoing, with respect to the Major Intellectual Property, the references in the preceding sentence to "Material Adverse Effect" and "Seller's Knowledge" shall not apply.

           (b) Section 2.15 of the Disclosure Schedule identifies each material item of Company Intellectual Property that any third Person owns and that Company or any Subsidiary uses pursuant to any Contract. With respect to each such item of Company Intellectual Property identified in Section 2.15 of the Disclosure Schedule:

                  (i) the Contract covering the item is valid, binding, enforceable against the Company or a Subsidiary (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of any such Contract is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law)), and is in full force and effect in all material respects; and

                  (ii) neither the Company nor any Subsidiary or, to Seller's Knowledge, any other party to any such Contract is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereof.

      2.16 Tangible Assets. The buildings, machinery, equipment and other tangible assets (other than inventory) that the Company and the Subsidiaries own or lease, taken as a whole, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are, in all material respects, in good operating condition and repair (subject to normal wear and tear).

      2.17 Contracts. Section 2.17 of the Disclosure Schedule lists the following Contracts to which the Company or any Subsidiary is a party:


            (a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

            (b) any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which involve consideration in excess of $100,000;

            (c)  any Contract concerning a partnership or joint venture;

            (d) any Contract (or group of related Contracts) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Lien on any of its Assets;

            (e) any material Contract concerning confidentiality or noncompetition;

            (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

            (g) any Contract for the employment of any individual on a full-time, part-time, consulting or other basis;

            (h) any Contract under which Company or any Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $100,000; or

            (i) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $100,000.

With respect to each Contract that is required to be set forth on Section
2.17 of the Disclosure Schedule: (i) the Contract is valid, binding, enforceable against the Company or a Subsidiary (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of any such Contract is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law)) and in full force and effect in all material respects; and (ii) to Seller's Knowledge, none of Seller, any Affiliate of Seller or any other party thereto is in material breach or default and no events have occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration, of such Contract, except as would not individually or in the aggregate have a Material Adverse Effect or except as set forth in Section 2.17 of the Disclosure Schedule.

      2.18 Accounts Receivable. Except as set forth in Section 2.18 of the Disclosure Schedule, the accounts and notes receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Most Recent Balance Sheet, (a) arose from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), (c) to Seller's Knowledge, are not subject to any valid set-off or counterclaim, (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (e) to Seller's Knowledge, are collectible in the Ordinary Course of Business in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Most Recent Balance Sheet.

      2.19 Powers of Attorney. Except as set forth in Section 2.19 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or the Subsidiaries.

      2.20 Insurance. Section 2.20 of the Disclosure Schedule sets forth a summary of the following information with respect to each insurance policy (including policies providing property, products, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which either the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage:

            (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

            (b)  the policy number and the period of coverage; and

            (c)  the scope and amount of coverage.

With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of any such policy is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), and in full force and effect in all material respects;
(ii) neither the Company nor any Subsidiary or, to Seller's Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof. Except as set forth in Section 2.20 of the Disclosure Schedule, (1) none of the Company, any Subsidiary or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, (2) since June 1, 2000, none of the Company, any Subsidiary or the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section has denied liability with respect to a claim thereunder or has agreed to defend any Retained Litigation under a reservation of rights, and (3) neither Seller nor any of its Affiliates participates in or reinsures any insurance coverage of the Company or any Subsidiary. Seller or one of its Affiliates shall take all action required of it under Zurich Insurance Company insurance policies V0100031366 and V0100031367 to continue such policies in effect after the Closing Date in accordance with their terms as currently in effect with respect to Seller in order to provide products liability coverage for Seller's liability for products (including products which contain ephedra) sold by the Company and the Subsidiaries prior to the Closing for occurrences that have occurred or may occur after the commencement date of such policies and prior to December 31, 2003.

      2.21 Litigation. Section 2.21 of the Disclosure Schedule sets forth each instance in which the Company or any Subsidiary (a) is subject to any outstanding Order or (b) is a party or, to the Knowledge of Seller, has been threatened in writing since December 31, 2001 to be made a party, to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority or arbitrator.

      2.22 Employees. Except as disclosed on Section 2.22 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike, organized work stoppage or work slowdown or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

      2.23  Employee Benefits.

            (a) Section 2.23 of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any Subsidiary maintains or to which the Company or a Subsidiary is a party or to which the Company or any Subsidiary has contributed or had any obligation to contribute or for which the Company or any Subsidiary could have any Liability, in any case, since December 31, 2001. Except as disclosed in Section 2.23 of the Disclosure Schedule:

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

                  (ii) All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and any Subsidiary. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  (iv) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code
            Section 401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified or is a prototype plan for which a favorable opinion letter was issued by the IRS and there are no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

                  (v) No such Employee Benefit Plan is a defined benefit plan (as defined in ERISA Section 3(35)), and neither the Company nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA with respect to such Employee Benefit Plan.

                  (vi) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

            (b) Neither the Company nor any Subsidiary has ever contributed to or had any obligation to contribute to any Multiemployer Plan.

            (c) Except as disclosed in Section 2.23 of the Disclosure Schedule, neither the Company nor any Subsidiary maintains, contributes to or has an obligation to contribute to or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or the Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.

            (d) Except as disclosed in Section 2.23 of the Disclosure Schedule, no Employee Benefit Plan could result in the payment to any present or former employee of the Company or the Subsidiaries of any money or other property, or accelerate, modify or provide any other rights or benefits to any present or former employee of the Company or the Subsidiaries, as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

       2.24 Environmental Laws. The representations and warranties contained in this Section 2.24 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental, health or safety matters, including without limitation, any arising under any Environmental Laws. Except as set forth in Section 2.24 of the Disclosure Schedule:

            (a) The Company and the Subsidiaries have complied with all Environmental Laws, except for any such noncompliance that would not in the aggregate have a Material Adverse Effect.

            (b) Without limiting the generality of the foregoing, the Company and the Subsidiaries have obtained and have complied with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business, except for any such noncompliance that would not in the aggregate have a Material Adverse Effect.

            (c) Neither the Company nor any Subsidiary has received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws or any material Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or any Subsidiary or their facilities arising under Environmental Laws.

       2.25 Certain Business Relationships With Seller. Except as disclosed in Section 2.25 of the Disclosure Schedule, none of Seller or its Affiliates has been involved in any material transaction, business arrangement or relationship (other than employment) with either the Company or any Subsidiary since January 1, 2002, and neither Seller nor its Affiliates owns an interest in any Asset which is used in the business of, or is a party to any Contract with or has any dispute with the Company or any Subsidiary; provided, however, that, for greater clarity, the return of products, adjustments of payments (except for disputes over quality of products) and other transactions pursuant to Contracts disclosed on the Disclosure Schedule shall not be deemed to be "disputes" for purposes of this Section 2.25. Section 2.25(g) of the Disclosure Schedule contains a true, correct and complete list of all purchase orders issued to Nutraco by the Company or any Subsidiary as of the date hereof, which list shall be updated as of the Closing Date and delivered to Purchaser at Closing.

      2.26 Customers. Section 2.26 of the Disclosure Schedule lists the ten (10) largest customers of the Company and the Subsidiaries for the fiscal year ended December 31, 2002 and sets forth opposite the name of each such customer the gross sales attributable to such customer during such fiscal year. Except as set forth in Section 2.26 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, no customer listed on Section 2.26 of the Disclosure Schedule, has given written notice to the Company or any Subsidiary that it shall stop or materially decrease the rate of buying materials, products or services from the Company and the Subsidiaries, taken as a whole.

      2.27 Inventory. (a) Except as disclosed in Section 2.27(a) of the Disclosure Schedule and without taking into account the potential effects of Sections 2.27(c) or 6.04, all inventory of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet consisted, and all such inventory acquired since the date of the Most Recent Balance Sheet consists, of a quality and quantity usable and saleable in the Ordinary Course of Business consistent with past practice, subject to normal and customary allowances of the Company and the Subsidiaries determined in accordance with the Company Accounting Policies for spoilage, damage and outdated items. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of the Company and the Subsidiaries as reflected in the Most Recent Balance Sheet at the lower of cost (FIFO) (determined in accordance with the Company Accounting Policies) or fair market value.

            (b) Except as disclosed in Section 2.27(b) of the Disclosure Schedules, to Seller's Knowledge, the raw materials, food, herbal and dietary supplements of the Company and the Subsidiaries (i) are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended ("FFDC Act"), or within the meaning of any applicable Law within which the definitions of adulteration or misbranding are substantially the same as those contained in the FFDC Act; and (ii) are not articles which may not, under the provisions of Sections 404, 505 and 512 of the FFDC Act, be introduced into interstate commerce.

            (c) As of April 30, 2003, the Company and the Subsidiaries ceased all sales and distribution of products containing ephedra, and have requested their retailers to remove such products from their stores by June 30, 2003.

            (d) The pricing for products under the Purchasing Agreement between Rexall Sundown, Inc. ("Rexall Sundown") and General Nutrition Distribution, L.P. ("GN") (the term of which agreement will begin on the Closing Date and which agreement constitutes one of the Ancillary Agreements), contains the same or higher pricing for the sales of such products to GN than is reflected on the Audited Financial Statements for the fiscal year ended December 31, 2002. The representations and warranties of Rexall Sundown in paragraph A of the General Terms of said Purchasing Agreement are true and correct. The pricing for products under the Supply Agreement between Rexall Sundown and GN (which constitutes one of the Ancillary Agreements) contains pricing for the sales of such products to GN which provides margins to Rexall Sundown which are the same or better than is reflected on the Audited Financial Statements for the fiscal year ended December 31, 2002. As of the date hereof, Rexall Sundown has no material quantity of inventory of the products that it will supply pursuant to the Supply Agreement between Rexall Sundown and Unicity Network, Inc. that also constitutes one of the Ancillary Agreements.

      2.28 Transferees. Each Transferee referred to in Section 4.05 hereof has been or will be formed solely for purposes of effectuating the Restructuring, and prior to the Closing has not and will not engage in any activity except as contemplated by the Restructuring.

      2.29 Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in Exhibits B or E, the Disclosure Schedule or in any certificate furnished to Purchaser pursuant to any provision of this Agreement by Seller or any Affiliate of Seller, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller that:

      3.01 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

      3.02 Authority. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      3.03 No Breach. Purchaser is not subject to or obligated, under its Constituent Documents, any applicable Law, Order or any material Contract which would be breached or violated in any material respect by Purchaser's execution, delivery or performance of this Agreement.


      3.04 Governmental Consents, etc. Except for the applicable requirements of the HSR Act, the filing of a Form 8-K under Federal securities laws and for filings required under certain FTC consent decrees to which the Company is a party, Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby. Except as provided in Schedule 3.04 to this Agreement, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding Order that would prevent it from performing its obligations hereunder. Purchaser has no reason to believe that it will be unable to obtain the consent listed as item 3 in Schedule 3.04 prior to the Closing.

      3.05 Litigation. There are no actions, suits or proceedings pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any Governmental Authority which, individually or in the aggregate, would materially adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

      3.06 Broker's Fees. Other than fees payable to Deutsche Bank, neither Purchaser nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

      3.07 Investment Representation. Assuming that the Interests constitute "securities" within the meaning of the Securities Act, which Purchaser does not admit, Purchaser (a) is purchasing the Interests for its own account with the present intention of holding such Interests for investment purposes and not with a view to or for sale in connection with any public distribution of such Interests in violation of any federal or state securities laws, (b) is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, (c) has such knowledge and experience in financial and business matters that it is capable of evaluating and has been informed as to the risks of the transactions contemplated hereby and of ownership of the Interests, and (d) further acknowledges that the Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Interests may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

      3.08 Financing. Purchaser has obtained a debt financing commitment letter dated May 21, 2003 from certain lenders, in the form furnished to Seller, providing for, subject to certain conditions set forth therein, a commitment to provide all funds necessary to consummate the transactions contemplated hereby. Purchaser has no reason to believe that such commitment shall not be funded, and Purchaser has not made any misrepresentation in connection with obtaining such debt financing commitment.

      3.09 No Knowledge of Misrepresentations or Omissions. Purchaser has no Knowledge that any of the representations and warranties of Seller in this Agreement and the Disclosure

Schedule (including any updated Disclosure Schedule) hereto are untrue or incorrect in any material respect.

      3.10  Solvency.

            (a) Immediately after giving effect to the acquisition of the Interests and Affiliate Intellectual Property, and the other transactions contemplated by this Agreement (including, without limitation, the financings being entered into in connection therewith), and assuming the truth of Seller's representations and warranties and performance of its obligations hereunder, in each case in all material respects:

                  (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser, its subsidiaries, the Company and the Subsidiaries shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

                  (ii) Purchaser, its subsidiaries, the Company and the Subsidiaries shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and

                  (iii) Purchaser, its subsidiaries, the Company and the Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

            (b) In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser, the Company or the Subsidiaries.

                                  ARTICLE 4

                        SELLER PRE-CLOSING COVENANTS

      The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      4.01 General. Seller shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 below).

      4.02 Notices and Consents. Seller will cause the Company and the Subsidiaries to use their commercially reasonable efforts to obtain any third party consents set forth on Exhibit B hereto and to give any notices to, make any filings with and use commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Authorities in connection with the matters referred to in Section 2.06 above, if any.

      4.03  Operation and Preservation of Business.

            (a) From the date hereof until the Closing Date, Seller shall cause the Company and the Subsidiaries to use commercially reasonable efforts to carry on their businesses in the Ordinary Course of Business and substantially in the same manner as heretofore conducted; provided that, the foregoing notwithstanding, the Company and Subsidiaries may complete the Restructuring and may use all available cash (including without limitation the proceeds of any capital contribution) to repay any intercompany payables prior to the Closing. Seller will cause the Company and the Subsidiaries to take commercially reasonable efforts to keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers and employees.

            (b) From the date hereof until the Closing Date, except as otherwise provided for by the Restructuring or consented to in writing by Purchaser (which consent Purchaser agrees not to unreasonably withhold or delay with respect to any matter set forth in clause (v) below), Seller shall not permit the Company or any Subsidiary to (i) amend their certificates or articles of incorporation or by-laws (or other comparable charter documents) or take any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such Person; (ii) authorize, issue, sell or otherwise dispose of any interests in or shares of capital stock of or any Option with respect to the Company or any Subsidiary, or modify or amend any right of any holder of outstanding interests in or shares of capital stock of or Option with respect to the Company or any Subsidiary; provided, however, that the foregoing shall not prohibit Seller from making any capital contribution to the Company; (iii) declare, set aside or pay any dividend or other distribution in respect of the interests in or capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeem, purchase or otherwise acquire any interests in or capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company; (iv) acquire or dispose of, or incur any Lien (other than a Permitted Lien) on, any Assets other than in the Ordinary Course of Business; (v) except for any Ancillary Agreement and except in the Ordinary Course of Business (which latter exception shall not apply to any Contract with Nutraco) (A) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to (1) any Contract that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to Section 2.17 or (2) except as required by Law, any material license or permit held by the Company or any Subsidiary or (B) grant any irrevocable powers of attorney;
      (vi) violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any license or permit held or used by the Company or any Subsidiary or any Contract to which the Company or any Subsidiary is a party or by which any of their respective Assets is bound, except for any violations, breaches or defaults that would not in the aggregate have a Material Adverse Effect; (vii) (A) incur indebtedness for money borrowed, or (B) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Company or any Subsidiary under, any material indebtedness of or owing to the Company or any Subsidiary except in the Ordinary Course of

      Business; (viii) engage with any Person in any merger or other business combination; (ix) except pursuant to the commitments disclosed in Section 2.10(g) of the Disclosure Schedule or in the 2003 Budget, make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $500,000; (x) make any change in the lines of business in which they participate or are engaged; (xi) write off or write down any of their Assets outside the Ordinary Course of Business; (xii) settle any claim, action or proceeding outside the Ordinary Course of Business or any Excluded Litigation except on the same terms and conditions as Seller has the right to settle the Excluded Litigation subsequent to the Closing under Section 13.02;
      (xiii) accelerate or delay collection of notes or accounts receivable generated by the Company or any Subsidiary in advance of or beyond their regular due dates or the date when the same otherwise would have been collected, except for compromises of notes and accounts receivable in the Ordinary Course of Business; (xiv) engage in any transaction with the Seller or any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller which, if occurring on or after December 31, 2002 and before the date hereof, would have to be disclosed in Section 2.10 of the Disclosure Schedule; or (xv) enter into any Contract to do or engage in any of the foregoing. Anything in the foregoing to the contrary notwithstanding, Seller and its Affiliates shall not be prohibited from forgiving any intercompany accounts payable due from the Company or any Subsidiary in order to meet the WC Target in whole or in part.

            (c) Except as may be required by Law, from the date hereof to the Closing Date, Seller will refrain, and will cause the Company and the Subsidiaries to refrain, from directly or indirectly, other than with the consent of Purchaser, which consent shall not be unreasonably withheld or delayed: (i) making any material representation or promise, oral or written, to any officer, employee or consultant of the Company or any Subsidiary that would reasonably give rise to an expectation of an increase in benefits under any Employee Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Employee Benefit Plan as in effect on the date hereof or amended hereafter in accordance with the terms of this Agreement;
      (ii) (A) increasing the compensation or fringe benefits of any present or former director or officer or increasing the compensation or fringe benefits of any employee or consultant of the Company or any Subsidiary except as a result of promotions set forth in Section 4.03(c)(ii) of the Disclosure Schedule or annual reviews in the Ordinary Course of Business and in no event in excess of the guidelines set forth in the Company's Exempt and Non-Exempt 2003 Merit Increase Recommendation Guide as in effect on the date hereof and as set forth in Section 2.10 of the Disclosure Schedule, (B) granting any severance or termination pay to any present or former director, officer, employee or consultant of the Company or its Subsidiaries except in accordance with the Rexall Sundown, Inc. Human Resources Policy and Management Practices Manual (including HR-430) as in effect on the date hereof, (C) except for customary travel and similar advances for business purposes, loaning or advancing any money or other property to any present or former director, officer, employee or consultant of the Company or its Subsidiaries, (D) establishing, adopting, entering into, amending or terminating any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, or (E) establishing or modifying any (1) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Benefit Plan, or (2) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan. Seller will cause the Company and the Subsidiaries to administer each Employee Benefit Plan, or cause the same to be so administered, in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws, except for any such failures to administer that would not in the aggregate have a Material Adverse Effect. Seller will promptly notify Purchaser in writing of each receipt by Seller, the Company or any Subsidiary (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Person involving any Employee Benefit Plan.

      4.04 Access. Upon reasonable prior notification and subject to Purchaser's execution of, and compliance with the terms of, the Data Room Access Agreement, Seller will cause the Company and the Subsidiaries to permit Representatives of Purchaser to have access at all reasonable times and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Company and the Subsidiaries except for materials subject to the attorney-client privilege. Seller will promptly furnish to such Representatives all other information and data concerning the operations and business of the Company and its Subsidiaries as they may reasonably request. Purchaser shall treat and hold as such any Confidential Information it receives from any of Seller, Company or any Subsidiary in the course of the reviews contemplated by this Section 4.04, shall not use any of the Confidential Information except in connection with this Agreement and in compliance with the terms of the Confidentiality Agreement and Data Room Access Agreement, and, if this Agreement is terminated for any reason whatsoever, shall return to Seller, Company and the Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession, all in accordance with the terms and conditions of the Confidentiality Agreement.

      4.05 Restructuring. Prior to the Closing, Seller shall effect the Restructuring. In the Restructuring, Seller shall cause each Person required to make a transfer of its Assets to sell, transfer, convey, assign and deliver to the appropriate transferee (individually, a "Transferee" and collectively, the "Transferees") all of the transferor's right, title and interest in, to and under all its respective Assets (except as otherwise disclosed in Section 4.05 of the Disclosure Schedule), and each such Transferee shall assume and agree to pay, perform and discharge when due all such transferor's Liabilities then existing (except for the Excluded Liabilities, which shall be assumed by Seller or one of its Affiliates other than the Transferees prior to the Restructuring), but shall pay no other consideration except as disclosed on Section 4.05 of the Disclosure Schedule. The transfers shall be effected by delivery of such good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Seller and Purchaser, as shall be effective to vest in each Transferee good title to the Assets being transferred to it, and each Transferee shall assume from its transferor the due payment, performance and discharge of such transferor's aforedescribed Liabilities by delivery of good and sufficient instruments of assumption, in form and substance reasonably acceptable to Purchaser and Seller.

      4.06 Notice and Cure. Seller shall notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and, if reasonably capable of being cured, shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Seller after the date of this Agreement, that causes or shall cause any covenant or agreement of Seller under this Agreement to be breached or that renders or shall render untrue as of the date of this Agreement any representation or warranty of Seller contained in this Agreement which was not Known to Seller to be untrue as of the date of this Agreement. Each such notice given pursuant to this Section shall have the same effect on the representations, warranties, covenants and agreements of Seller contained in this Agreement as if such notice had been incorporated into the Disclosure Schedule, and had constituted an exception to, and had qualified, the representations, warranties, covenants and agreements of Seller from and after the date of this Agreement and, except as otherwise specifically set forth in Sections
7.01 and 7.02, shall have no effect on this Agreement for purposes of determining satisfaction of any condition contained herein and shall preclude Purchaser's right to seek indemnity under Sections 9.01(a)(i) and (with respect to covenants and agreements to be performed before Closing) 9.01(a)(ii) with respect to any matter disclosed in such notice.

      4.07 Regulatory Filings. Seller shall make or cause to be made all filings and submissions under the HSR Act and any other material Laws applicable to Seller, the Company and the Subsidiaries as may be required for the consummation of the transactions contemplated herein. Seller shall coordinate and cooperate with Purchaser in exchanging such information and assistance as Purchaser may reasonably request in connection with all of the foregoing.

      4.08 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 11.01 hereof, Seller shall not take, or permit the Company, any Subsidiary or any other Person on its behalf to take, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser and Purchaser's Representatives) concerning any purchase of the Interests, any merger involving the Company or any of the Subsidiaries, any sale of substantially all of the assets of the Company or any of the Subsidiaries or similar transaction involving the Company or any of the Subsidiaries (other than assets sold in the Ordinary Course of Business or pursuant to the Restructuring).

      4.09 Interim Financial Statements. Promptly when available, but in no event later than five (5) Business Days prior to Closing, Seller shall deliver to Purchaser (a) the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2003, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the three-month periods ended March 31, 2003 and 2002 (the "Interim Financial Statements"), and (b) a certificate of Seller to the effect that, except as disclosed in Section 2.09 of the Disclosure Schedule (which exceptions shall be deemed to apply to the Interim Financial Statements to the same extent that they apply to the Audited Financial Statements) and except for the absence of foot notes and subject to normal year end adjustments, the Interim Financial Statements (i) were prepared in accordance with GAAP, (ii) fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from the books and records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein.

      4.10 Documentation Relating to Affiliate Intellectual Property. On or prior to Closing, Seller agrees to cause the Affiliate Sellers to deliver to the Company's headquarters all files and documentation relating to the Affiliate Intellectual Property then in existence.

                                  ARTICLE 5

                      PURCHASER'S PRE-CLOSING COVENANTS

      5.01 General. Purchaser shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 8 below).

      5.02 Regulatory Filings. Purchaser shall make or cause to be made all filings and submissions under the HSR Act and any other Laws applicable to Purchaser as may be required of Purchaser for the consummation of the transactions contemplated herein, and Purchaser shall be responsible for all filing fees under the HSR Act. Purchaser shall coordinate and cooperate with Seller in exchanging such information and assistance as Seller may reasonably request in connection with all of the foregoing.

      5.03 Contact with Customers and Suppliers. Prior to the Closing, Purchaser and Purchaser's Representatives shall contact the employees, customers and suppliers of the Company and the Subsidiaries in connection with the transactions contemplated hereby only with the prior consent of Seller, which will not be unreasonably withheld.

      5.04 Purchaser's Solvency. Purchaser shall furnish or cause to be furnished to Seller copies of any solvency opinions obtained by Purchaser from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion. Purchaser shall use commercially reasonable efforts to cause the firms issuing any such solvency opinions to allow Seller to rely thereon; provided that, Purchaser shall have no obligation to do so if any material fee or expense is associated with obtaining such reliance.

      5.05 Acknowledgment by Purchaser. Purchaser acknowledges that it has conducted to its satisfaction, an independent review of the financial condition, results of operations, Assets, Liabilities and projected operations of the Company and the Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent review and the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedule (and updates thereto). SUBJECT TO SECTION 9.08, SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE

AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THE OFFERING MEMORANDUM DATED DECEMBER, 2002 AND ANY SUPPLEMENTS THERETO AND ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND THE SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY SELLER.

      5.06 Notification. From the date hereof until the Closing Date, Purchaser shall disclose to Seller in writing any material variances from Purchaser's representations and warranties contained in Article 3 hereof promptly upon discovery thereof, and Purchaser shall promptly notify Seller if Purchaser obtains Knowledge that any of the representations and warranties of Seller in this Agreement and the Disclosure Schedule are not true and correct in all material respects, or if Purchaser obtains Knowledge of any material errors in, or omissions from, the Disclosure Schedule to this Agreement.

      5.07 Disclosure Generally. Purchaser agrees that if and to the extent any information required to be furnished in any section of the Disclosure Schedule is contained in this Agreement or in any other section of the Disclosure Schedule (or updated section of the Disclosure Schedule), such information shall be deemed to be included in all sections of the Disclosure Schedule (or updated sections of the Disclosure Schedule) with respect to which the applicability of such information is reasonably apparent. The inclusion of any information in any section of the Disclosure Schedule (or updated section of the Disclosure Schedule) shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the Ordinary Course of Business of the Company and the Subsidiaries, or an admission against the interest of the Company or any Subsidiary against any third party.

      5.08 Nonsolicitation. (a) Commencing on the date hereof and for a period of two (2) years from the date hereof or until the Closing is consummated, whichever occurs first, and in addition to Purchaser's obligations under the Confidentiality Agreement, Purchaser shall refrain from, either alone or in conjunction with any other Person, or directly or indirectly through any of its Affiliates, causing or attempting to cause
(i) any supplier of the Company or any Subsidiary to terminate or materially reduce its business with the Company or such Subsidiary or (ii) any officer, employee or consultant of the Company or any Subsidiary to resign or sever a relationship with the Company or a Subsidiary.

            (b) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and Purchaser hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                                  ARTICLE 6

                           POST-CLOSING COVENANTS

      The parties agree as follows with respect to the period following the Closing.

      6.01 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request for such purpose, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9 below).

      6.02 Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, Seller shall not and shall cause its current Affiliates not to engage directly or indirectly in the business of manufacturing, distributing or selling of vitamins, herbal, diet or sport nutrition products to the consumer health market anywhere in North America or Europe (the "Business"), provided, however, that the foregoing prohibition shall not (a) apply to GNC or Unicity and their respective subsidiaries, (b) prohibit Nutraco or any of its Affiliates from continuing to supply any kind of products or services to GNC or Unicity and their respective subsidiaries, (c) prohibit Seller or any of its Affiliates from owning less than 5% of the outstanding stock of any publicly-traded corporation, (d) prohibit Seller or any of its Affiliates from exercising its rights under Section 6.06 hereof or from continuing to own and engage in the Business in Europe through the businesses currently conducted (i) by Vitamex AB or Efamol, or (ii) by Seller or any of its Affiliates with respect to health bars and cereals in Austria or with respect to private label diet products ("Weight Watchers") anywhere in Europe, (e) prohibit Seller and its Affiliates that currently conduct any business (other than those referred to in clauses (a)-(d) above) anywhere in Europe that is competitive with the Business from continuing to conduct such business until December 31, 2003, but not thereafter; provided, however, that nothing in this Section 6.02 shall prohibit Seller or any of its Affiliates from engaging anywhere in the world in the infant formula, baby food or clinical nutrition businesses, or (f) for greater clarity, apply to any third Person and such third Person's Affiliates that may acquire Royal Numico and/or any of Royal Numico's Affiliates by means of merger, consolidation, acquisition of all or substantially all of its or their assets or other form of business combination or to any third Person that Royal Numico or any of its Affiliates acquire by means of merger, consolidation, acquisition of all or substantially all of the assets of such third Person or other form of business combination. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.02 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section is inadequate, and each of Royal Numico and Seller hereby consents to the granting by any court of appropriate jurisdiction of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

      6.03 Payment Obligations. Purchaser and Seller agree that at or prior to Closing all intercompany accounts among the Company and the Subsidiaries, on the one hand, and any other Affiliates of Royal Numico (other than Nutraco) shall be settled in full by means of set off against such accounts or in cash, but only to the extent such settlement in the aggregate (after taking into account any intercompany payables forgiven by Nutraco) will not have the effect of reducing the Closing Date Working Capital Amount below the WC Target. Except for (a) the guarantees, indemnity and other agreements listed in Section 8.07 of the Disclosure Schedule which shall remain subject to Section 8.07 hereof, (b) the Contracts to which Nutraco is a party, (c) the intercompany arrangements referred to in Sections 2.17(i)(2)4.b. and 4.05 of the Disclosure Schedule and Attachments 2.17(i)4 and 2.25(f) to the Disclosure Schedule and (d) the Ancillary Agreements which shall be executed at or prior to Closing, all intercompany arrangements in effect on the date hereof between the Company and any Subsidiary, on the one hand, and Seller and any of its Affiliates (other than the Company and the Subsidiaries), on the other hand, shall be terminated as of Closing with respect to the Company and the Subsidiaries. Subsequent to the Closing, Purchaser shall cause the Company and the Subsidiaries to pay all amounts due Nutraco that are disclosed or referred to in Section 6.03 of the Disclosure Schedule as in effect as of May 31, 2003 and any similar obligations that arise in the Ordinary Course of Business between such date and the Closing Date (provided, that the products for which such amounts are due have been delivered to the Company or its Subsidiaries), in accordance with applicable terms of payment, but in no event later than sixty (60) days after the Closing without any right of set-off against or non-payment of any amount that may be due and payable after the Closing by Royal Numico, Seller, Nutraco or any other Affiliate of Seller to Purchaser, the Company or the Subsidiaries. Any such amounts not paid when due by the Company or any Subsidiary to Nutraco shall bear interest at the Interest Rate from the date due until paid, which interest shall be payable upon demand by Seller.

      6.04 Certain Activities. Purchaser shall not, and shall not permit the Company, any Subsidiary or any other Affiliate of Purchaser to (a) from and after the Closing, manufacture, distribute or sell any products under the trademark "Metab-O-Lite," or (b) from and after the sixth (6th) month anniversary of the Closing, use the trademark or corporate name "Nutricia" or any other trademark or corporate name that contains the name "Nutricia." The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 6.04 would be inadequate, and Purchaser, on behalf of itself and each of its Affiliates, hereby consents to the granting by any court of appropriate jurisdiction of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

      6.05 Patent Action. (a) In the event that after the Closing, the Company, any Subsidiary, Purchaser or any other Affiliate of Purchaser determines to institute any action or proceeding for, among other things, patent (including, without limitation, U.S. Patent No. 6,358,526) or other Intellectual Property infringement relating to the glucosamine-chondroitin small tablet against any third Person, Purchaser shall cause such Person to prosecute such action or proceeding diligently and in good faith and shall further cause an amount equal to fifty percent (50%) of the difference between the aggregate recovery in such action or proceedings and all attorneys' fees and costs of litigation related thereto, to be paid to Seller promptly upon receipt of such recovery by Purchaser or any Affiliate of Purchaser. Upon request by Seller, Purchaser shall make available all books and records relating to such action or proceeding in order to enable Seller to verify that it has been paid the correct amount of such recovery.

            (b) In the event none of the Company, any Subsidiary, Purchaser or any other Affiliate of Purchaser institutes such action within such six-month period after the Closing Date or institutes such action and thereafter fails diligently and in good faith to prosecute such action, Seller shall have the right, but not the obligation, exercisable by written notice thereof to Purchaser, to institute or assume reasonable control, as may be appropriate, of any such action at its own expense and to retain one hundred percent (100%) of the recovery in any such action. In such event, Purchaser shall cause the Company and the Subsidiaries to cooperate reasonably with Seller in such action, at Seller's expense, including without limitation, by empowering Seller and its counsel through appropriate documentation to represent the Company and the Subsidiaries in such action. For greater clarity, nothing in this Section 6.05(b) is intended to limit the rights of any party hereto under Article 9.

      6.06 European Inventory. Notwithstanding any provision of this Agreement to the contrary, effective as of and from the Closing, Purchaser hereby grants (or shall cause the Company and the Subsidiaries to grant) to Seller and its Affiliates, without representation or warranty of any kind, a non-exclusive, royalty-free and nontransferable license to use, for a period of twenty-four (24) months after the Closing, the trademarks included in the Affiliate Intellectual Property and used by Seller and its Affiliates in Europe prior to the Closing which are set forth on Schedule
6.06 of the Disclosure Schedule, to sell or otherwise dispose of all inventory of Seller and its Affiliates that has been marketed in Europe under such trademarks and is in existence as of the Closing Date or for which Seller or any of its Affiliates have binding commitments to purchase as of the Closing Date. All goodwill generated by the use of such trademarks shall inure to the benefit of Purchaser. Such trademarks shall at all times be used in a form and manner that is consistent with past practices of Seller and its Affiliates, and otherwise in a form and manner prescribed by Purchaser that is not inconsistent with such past practices. Upon Purchaser's request, Seller shall, and shall cause its Affiliates to, provide representative samples of its use of each of the trademarks to Purchaser, in order to enable Purchaser to ensure the use of the trademarks is consistent with Seller's current quality standards for such products. Seller agrees not to use or register any marks, designs, colors and color combinations, or devices which are visually, phonetically or connotatively similar, or otherwise confusingly similar, to the trademarks included in the Intellectual Property.

      6.07 Seller Payment Obligations. Subsequent to the Closing, Seller shall cause Nutraco to pay all amounts due the Company or any Subsidiary under the Contracts referred to in Section 2.25(e) of the Disclosure
Schedule in the ordinary course of business consistent with past practice, but in no event later than sixty (60) days after they are due, without any right of set-off.

Any such amount not paid when due to the Company or the Subsidiaries will bear interest at the Interest Rate from the date due until paid, which interest will be payable upon demand.

      6.08 Name Change. Immediately following Closing, Seller and Royal Numico will change the names of their subsidiaries so that they do not contain the words "Rexall" or "Sundown" or any confusingly similar word; provided, however, that the foregoing shall not prohibit the use of the trademark "Rexall Showcase" as permitted under that certain Trademark License Agreement, which agreement constitutes one of the Ancillary Agreements. The parties acknowledge that any remedy at law for the breach of this agreement would be inadequate, and Seller and Royal Numico hereby consent to the granting of an injunction or equitable relief in order that any such breach may be effectively restrained.

      6.09 Direct Sales. Notwithstanding any provision of this Agreement to the contrary, Purchaser agrees, and agrees to cause each of its Affiliates, for a period of five (5) years following the Closing Date, to continuously refrain from, directly or indirectly, using, or authorizing or permitting any third party to use, the trademark "Rexall" or any other trademark that contains the name "Rexall" in any to engage in or otherwise conduct any kind of MLM Business anywhere in the world. The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 6.09 would be inadequate, and Purchaser, on behalf of itself and each of its Affiliates, hereby consents to the granting by any court of appropriate jurisdiction of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

      6.10 Extran Professional. Provided that Seller is able to obtain all necessary third party consents to such assignment and upon Purchaser's request therefor, on or before December 31, 2003, Seller shall, or shall cause its appropriate Affiliate to, assign and quit claim to Purchaser without representation or warranty of any kind, all of Seller's or such Affiliate's rights and obligations under that certain license agreement for the trademark "Extran Professional."

                                  ARTICLE 7

                CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

      The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      7.01 Representations and Warranties. After taking into account all disclosures by Seller set forth in the Disclosure Schedule and any updated sections to the Disclosure Schedule relating to Seller's representations and warranties that are delivered to Purchaser pursuant to Section 4.06 hereof, each of the representations and warranties set forth in Article 2 hereof shall be true and correct (without regard to any "material," "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date (without regard to any "material," "materiality" or "Material Adverse Effect" qualifiers set forth therein)), except in each case to the extent that the failure of any such representations and warranties to be true and correct and any such disclosure in any updated sections to the Disclosure Schedule (other than updates to the Disclosure Schedule to disclose any action or other matter permitted by Section 4.03 hereof or required to be updated as of the Closing under the last sentence of Section 2.25) that are delivered to Purchaser pursuant to Section 4.06 hereof would not, individually or in the aggregate with all such other failures and updated disclosures, have a Material Adverse Effect.

      7.02 Performance. The Restructuring shall have occurred in accordance with Section 4.05 of the Disclosure Schedule in all material respects; and after taking into account all disclosures by Seller in any updated sections to the Disclosure Schedule relating to Seller's agreements, covenants and obligations that are delivered to Purchaser pursuant to Section 4.06 hereof, Seller shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before Closing, except in each case to the extent that the failure to comply with such agreement, covenant or obligation and any such disclosure in any updated sections to the Disclosure Schedule (other than updates to the Disclosure Schedule to disclose any action or other matter permitted by Section 4.03 hereof or required to be updated as of the Closing under the last sentence of Section 2.25) that are delivered to Purchaser pursuant to Section 4.06 hereof, individually or in the aggregate with other such failures and updated disclosures, would not have a material adverse effect on Purchaser or its exercise of material rights under this Agreement or a Material Adverse Effect on Royal Numico, on Seller or on the Company and the Subsidiaries taken as a whole.

      7.03 Third Party Consents. There shall have been procured all of the third party consents set forth on Exhibit B hereto and in item 1 of
Schedule 3.04 hereto.

      7.04 No Litigation. No action, suit or proceeding shall be pending before any Governmental Authority wherein an unfavorable Order would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect materially and adversely the right of Purchaser to own the Interests and to control Company and the Subsidiaries or (d) affect materially and adversely the right of any of Company and the Subsidiaries to continue to own their Assets and to operate their businesses (and no such Order shall be in effect).

      7.05 Officer's Certificate. Seller shall have delivered to Purchaser an officer's certificate to the effect that each of the conditions specified above in Section 7.01-7.04 is satisfied in all respects.

      7.06 Governmental Consents. The applicable waiting periods under the HSR Act shall have expired or been terminated, and Purchaser and Seller shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in item 1 of Schedule 3.04, if any.

      7.07 Opinions of Counsels. Purchaser shall have received the opinion of Vedder, Price, Kaufman & Kammholz, special counsel to Royal Numico and Seller, Richards, Layton & Finger, P.A., Delaware counsel to the Company and certain of the Subsidiaries, and Marco Bijl, Advocaat and General Counsel of Royal Numico each dated as of the Closing Date, substantially in the form and to the effect of Exhibits C 1-3 hereto, respectively.

      7.08 Resignations of Directors and Officers. Such managers and members of the boards of directors and such officers of the Company and the Subsidiaries as are designated in a written notice delivered at least five
(5) Business Days prior to the Closing Date by Purchaser to Seller shall have tendered, effective at the Closing, their resignations as such managers, directors and officers.

      7.09 Ancillary Agreements. Seller shall have caused the Company, the Subsidiaries and Seller's other Affiliates to have executed and delivered to Purchaser the Ancillary Agreements to which the Company, any Subsidiary or any of Seller's other Affiliates is a party.

      7.10 Other Actions. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance, and the financing referred to in Section 3.08 shall be available, to Purchaser.

Purchaser may waive any condition specified in this Article 7 if it executes a writing so stating at or prior to the Closing.

                                  ARTICLE 8

                      CONDITIONS TO SELLER'S OBLIGATION

      Seller's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      8.01 Representations and Warranties. Each of the representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects (without regard to any "material" or "materiality" qualifiers set forth therein) at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (without regard to any "material" or "materiality" qualifiers set forth therein)).

      8.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing (except for such agreements, covenants and obligations that are qualified by their terms by reference to "materiality" or "material adverse effect," which agreements, covenants and obligations as so qualified shall be performed and complied with in all respects).

      8.03 Litigation. No action, suit or proceeding shall be pending before any Governmental Authority wherein an unfavorable Order would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such Order shall be in effect).

      8.04 Officer's Certificate. Purchaser shall have delivered to Seller an officer's certificate to the effect that each of the conditions specified above in Sections 8.01-8.03 is satisfied in all respects.

      8.05 Governmental Consents. The applicable waiting periods under the HSR Act shall have expired or been terminated, and Seller and Purchaser shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Section 2.06, if any.

      8.06 Opinions of Counsels. Seller shall have received the opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to Purchaser, and Irene Fisher, General Counsel of Purchaser, in form and substance as set forth in Exhibits D 1-2 hereto, respectively, each addressed to Royal Numico and Seller and dated as of the Closing Date.

      8.07 Guarantees. Seller, Royal Numico, Nutraco and their Affiliates shall have been released from any guarantees, indemnity or other agreements listed in Section 8.07 of the Disclosure Schedule pursuant to which Seller, Royal Numico, Nutraco and their Affiliates (except for the payments required under Section 13.04) has guaranteed any obligation or has agreed to indemnify or otherwise compensate any third party on behalf of the Company or any Subsidiary or is liable for any early termination or inventory purchase obligation under any Contract for the benefit of the Company or any Subsidiary, or Purchaser shall have agreed to indemnify Seller, Royal Numico, Nutraco and their Affiliates against any Losses that any of them may suffer or incur by reason of recourse being had or sought against any of them under any such guarantee, indemnity or other agreement (except for payments required under Section 13.04), in each case pursuant to releases, indemnity agreements and other documents in form and substance reasonably acceptable to Seller.

      8.08 Third Party Consents. There shall have been procured all of the third party consents set forth on Exhibit B hereto and in Sections 2.06(b)(D) and 8.08 of the Disclosure Schedule.

      8.09 Sales Persons. Purchaser shall have agreed in writing to assume the employment contracts (as they exist on the date hereof and have been furnished to Purchaser) of the two sales persons (i.e. Messrs. Lamers and van der Maar) currently employed by Seller or one of its

Affiliates with respect to the business conducted by Seller in Europe of selling products that bear certain of the trademarks that are included in the Affiliate Intellectual Property (i.e., MET-Rx).

      8.10 Other Actions. All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Article 8 on behalf of Seller if it executes a writing so stating at or prior to the Closing.

                                  ARTICLE 9

                               INDEMNIFICATION

      9.01  Indemnification by Seller.

            (a) Seller agrees to and shall indemnify in full Purchaser (and its officers, directors, employees, agents, Affiliates and shareholders) (collectively, the "Purchaser Indemnified Parties") and defend and hold the Purchaser Indemnified Parties harmless against any Losses that the Purchaser Indemnified Parties suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breach of any of the warranties of Seller contained in this Agreement (including the Disclosure Schedule and certificates delivered by Seller hereunder), (ii) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement (including any agreement or covenant of Seller contained in the Disclosure Schedule and certificates delivered by Seller hereunder), (iii) the Excluded Litigation, (iv) Seller's failure to make any of the payments set forth in Section 13.04 and
      (v) any Losses arising out of the Restructuring (collectively, "Purchaser Losses").

            (b) The indemnification obligations of Seller under Section 9.01(a)(i) and (ii) shall be limited as follows:

                  (i) Seller shall not be required to indemnify the Purchaser Indemnified Parties thereunder unless and until the aggregate amount of Purchaser Losses for which the Purchaser Indemnified Parties are otherwise entitled to indemnification thereunder exceeds one percent of the Purchase Price set forth in Section 1.02 (the "Seller Basket"), whereupon the Purchaser Indemnified Parties shall be entitled to indemnification for all Purchaser Losses in excess of the Seller Basket and up to the Seller Cap.

                  (ii) Purchaser Losses shall be reduced by the aggregate amount (net of any reasonable costs incurred in connection therewith) of (A) any insurance proceeds actually recovered or reasonably recoverable by the Purchaser Indemnified Parties with respect to such Purchaser Losses; provided that the relevant insurer has not denied coverage (in which case this clause (A) shall not apply, but Purchaser shall assign to Seller Purchaser's rights under the relevant insurance policy to the extent Purchaser may do so pursuant to the terms of the policy; provided, however, that such assignment shall not relieve Seller of its obligation to make indemnity payments to the Purchaser Indemnified Parties), (B) the aggregate amount recovered or reasonably recoverable under any indemnity agreement, contribution agreement or other Contract between Purchaser, the Company or any Subsidiary, on the one hand, and any third party, on the other hand, and (C) the aggregate amount of any income tax benefit actually realized by the Purchaser Indemnified Parties with respect to such Purchaser Losses in the tax year such Purchaser Losses are incurred or any subsequent year, assuming recognition of all other tax benefits in any such year before recognition of a tax benefit with respect to such Purchaser Losses, as determined after taking into account the income tax detriment of any indemnification payment made or to be made in connection with such Purchaser Losses ("Purchaser Net Tax Effect"), which determination shall initially be made by the firm of independent public accountants employed by the applicable Purchaser Indemnified Party to prepare its income tax returns. Within thirty (30) days after such determination of the Purchaser Net Tax Effect, Purchaser shall prepare and deliver to Seller a computation thereof. At any time and from time to time after receipt of Purchaser's determination of the Purchaser Net Tax Effect, Seller may request, and Purchaser shall provide upon reasonable notice, reasonable access during normal business hours to the information, data and work papers used to determine such Purchaser Net Tax Effect and will make its personnel and accountants available to explain any information, data or work papers used to determine such Purchaser Net Tax Effect. Seller may notify Purchaser in writing within thirty (30) Business Days following delivery of such determination (the "Tax Effect Dispute Period") that (i) Seller agrees with such determination (a "Tax Effect Approval Notice") or (ii) Seller disagrees with such determination, identifying with reasonable specificity the items with which Seller disagrees (a "Tax Effect Dispute Notice"). Upon receipt by Purchaser of a Tax Effect Dispute Notice, Purchaser and Purchaser's accountants, on the one hand, and Seller and Seller's accountants, on the other hand, will use good faith efforts during the twenty Business Day period following the date of Purchaser's receipt of a Tax Effect Dispute Notice (the "Tax Effect Resolution Period") to resolve any differences they may have as to the calculations of the Purchaser Net Tax Effect. If Purchaser and Seller cannot reach written agreement during the Tax Effect Resolution Period, within five (5) Business Days thereafter, their disagreements, limited to only those issues still in dispute ("Tax Effect Remaining Disputes"), shall be promptly submitted to the Independent Accountant, which firm shall conduct such additional review as is necessary to resolve the specific Tax Effect Remaining Disputes referred to it. Seller and Purchaser will cooperate fully with the Independent Accountant to facilitate its resolution of the Tax Effect Remaining Disputes, including by providing the information, data and work papers used by each party to calculate the Purchaser Net Tax Effect and the Tax Effect Remaining Disputes, and making its personnel and accountants available to explain any such information, data or work papers. Based upon such review and other information, the Independent Accountant shall determine the Purchaser Net Tax Effect strictly in accordance with the terms of this Section 9.01(b)(ii) (the "Independent Accountant Tax Effect Determination"). Such determination shall be completed as promptly as practicable but in no event later than sixty (60) days following the submission of the Tax Effect Remaining Disputes to the Independent Accountant and shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to, and shall be final and binding on, Seller and Purchaser for purposes of this Section 9.01(b)(ii), except to correct manifest clerical or mathematical errors. The fees and expenses of the Independent Accountant shall be paid by the party whose calculation of the Purchaser Net Tax Effect as submitted to the Independent Accountant differs most from the Independent Accountant Tax Effect Determination. On the fifth Business Day after the earlier of (A) the receipt by Purchaser of a Tax Effect Approval Notice, (B) the expiration of the Tax Effect Dispute Period if Purchaser has not received a Tax Effect Approval Notice or a Tax Effect Dispute Notice within such period, (C) the resolution by Seller and Purchaser of all differences regarding the Purchaser Net Tax Effect within the Tax Effect Resolution Period and (D) the receipt of the Independent Accountant Tax Effect Determination, Purchaser shall pay the Purchaser Net Tax Effect by wire transfer of immediately available funds without set-off or deduction of any kind.

                  (iii) all representations and warranties of Seller in this Agreement shall survive the Closing and, subject to Sections 3.09 and 5.06, any investigation at any time made by or on behalf of any Purchaser Indemnified Party, but shall expire, and Seller shall have no liability for any Purchaser Losses for breach thereof unless a written claim for indemnification is given by a Purchaser Indemnified Party with respect thereto prior to (A) the expiration of applicable statutes of limitation with respect to the representations and warranties set forth in Section 2.13 (Tax Matters) and 2.23 (Employee Benefits), (B) the fifth (5th) anniversary of the Closing Date with respect to the representations and warranties set forth in Section 2.24 (Environmental Laws) and (C) the first anniversary of the Closing Date with respect to all other representations and warranties, except that the representations and warranties in Section 2.02 (Authority), Section 2.08 (Brokers' Fees) and Section 2.28 (Transferees) shall survive indefinitely. Each covenant or agreement of Seller or Royal Numico contained herein shall survive the Closing until thirty
            (30) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, until the expiration of all applicable statutes of limitations.

                  (iv) the aggregate maximum liability of Seller for all Purchaser Losses under Sections 9.01(a)(i) and (ii) shall not exceed ten percent of the Purchase Price set forth in Section
            1.02 ("Seller Cap").

                  (v) Purchaser shall have no recourse against Seller for any alleged breach of Sections 2.18(c) or 2.27 to the extent any Losses arising from such breach shall have been taken into account (with or without knowledge of such breach) in the determination of the Adjustment Amount Due, if any, under
            Section 1.04.

      9.02  Indemnification by Purchaser.

            (a) Purchaser agrees to indemnify in full Royal Numico, Seller and Royal Numico's other Affiliates (and their respective officers, directors, employees, agents and shareholders) (collectively, the "Seller Indemnified Parties") and defend and hold them harmless against any Losses which any of the Seller Indemnified Parties suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties the Purchaser contained in this Agreement (including the Schedules and certificates delivered by Purchaser hereunder), (ii) any breach of, or failure to perform, any agreement or covenant of Purchaser contained in this Agreement, (iii) any claim for any Liabilities (other than Excluded Litigation and the payments referred to in Section 13.04) arising out of the Business as it is conducted after the Closing and (iv) the Retained Litigation (collectively, "Seller Losses").

            (b) All representations and warranties of Purchaser in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any Seller Indemnified Party, but shall expire, and Purchaser shall have no liability for any Seller Losses for breach thereof unless a written claim for indemnification is given by a Seller Indemnified Party with respect thereto prior to the first anniversary of the Closing Date (except that the representations and warranties contained in Sections 3.02, 3.06, 3.09 and 3.10 shall survive indefinitely). Each covenant or agreement of Purchaser contained herein shall survive the Closing, until thirty
      (30) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, until the expiration of all applicable statutes of limitation.

      9.03 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable and shall be the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Indemnified Parties.

            (a)  Third Party Claims.

                  (i) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party and the Losses arising therefrom may constitute Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Third Party Claim"), for which such Indemnified Party intends to seek indemnity hereunder, the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect the Indemnified Party's ability to seek reimbursement except to the extent such failure has adversely affected the Indemnifying Party's ability to defend successfully such Third Party Claim. The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, that the Indemnifying Party (A) consults with the Indemnified Party with respect to the handling of such Third Party Claim, and (B) diligently contests and defends such Third Party Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within twenty (20) Business Days after the Indemnified Party gives notice of such Third Party Claim (but, in all events, at least five (5) Business Days prior to the date that an answer to such Third Party Claim is due to be filed). The Indemnifying Party will be deemed to have waived its right to dispute its liability to the Indemnified Party under Sections
            9.01 or 9.02, as the case may be, with respect to any Third Party Claims that the Indemnifying Party elects to control the defense, except as otherwise provided in clause (ii) below. Seller may not dispute its obligation to defend any Third Party Claim arising under clauses (iii) - (v) of Section 9.01(a) and shall be bound by the outcome thereof. Purchaser may not dispute its obligation to defend any Third Party Claim arising under clause (iv) of Section 9.02(a) and shall be bound by the outcome thereof. The Indemnified Party may, at its sole cost and expense, at any time prior to the Indemnifying Party's delivery of the notice referred to in this clause (i), file any motion, answer or other pleadings or take any other action that is reasonably necessary to protect the Indemnified Party's interests (and the Indemnified Party shall give the Indemnifying Party prior notice thereof to the extent practicable). The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless such expense is incurred at the request of the Indemnifying Party), to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate reasonably with the Indemnifying Party in the conduct of such defense. If the Indemnified Party does not elect to participate in the defense of such Third Party Claim, it shall cooperate with the Indemnifying Party in such defense to the extent requested by and at the sole expense of the Indemnifying Party. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  (ii) If a Third Party Claim is asserted, the Indemnifying Party elects to assume the defense thereof pursuant to Section 9.03(a)(i) and concurrently therewith notifies the Indemnified Party that the Indemnifying Party has not waived its right to dispute its liability to the Indemnified Party under Section 9.01 or 9.02, as the case may be, with respect to such Third Party Claim, then in any such case the Indemnified Party may elect, by giving written notice thereof to the Indemnifying Party within ten (10) days after the Indemnifying Party gives notice to the Indemnified Party of the Indemnifying Party's aforementioned election, to participate in a joint defense of such Third Party Claim (a "Joint Defense Proceeding") for which the reasonable expenses of such joint defense shall be shared equally by such Indemnifying and Indemnified Parties and the employment of counsel shall be reasonably satisfactory to both of them. The Indemnifying Party shall not be liable for any settlement of any Joint Defense Proceeding, which settlement is effected without its written consent; provided, that no settlement of a Joint Defense Proceeding may be effected without the written consent of both the Indemnifying and Indemnified Parties which shall not be unreasonably withheld or delayed. In the event the Indemnified Party fails to give notice within said ten-day period of its election to participate in such Joint Defense Proceeding, it will be deemed to have waived its right to participate in such Joint Defense Proceeding and the Indemnifying Party shall have the right to defend and settle such Third Party Claim in accordance with Section 9.03(a)(i). In any Joint Defense Proceeding, the Indemnifying and Indemnified Parties shall cooperate with one another in the defense thereof and share equally the expenses of such cooperation. The provisions of this Section 9.03(a)(ii) shall not apply to any Third Party Claim arising under clauses (iii),
            (iv) or (v) of Section 9.01(a) or clause (iv) of Section
            9.02(a).

                  (iii) Notwithstanding the provisions of Section 9.03(a)(i), in the event the Indemnifying Party fails or is not entitled to contest and defend a Third Party Claim, the Indemnified Party shall be entitled to contest, defend and settle such Third Party Claim in a reasonable manner (which shall bind the Indemnifying Party), and pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this
            Article 9. The Indemnified Party will have reasonable control of such defense and proceeding, including any settlement thereof. If requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. In addition, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim (including Excluded Litigation) that constitutes a Joint Defense Proceeding or the defense of which the Indemnifying Party has elected to control if, in each case, the Indemnified Party irrevocably waives in writing its right to indemnity under
            Section 9.01 with respect to such Third Party Claim. If any Seller Indemnified Party is or becomes a party to any such Third Party Claim (including any Excluded Litigation), Purchaser may elect, by written notice thereof to Seller, to take over the defense or settlement of such portion of such Third Party Claim as well, in which case Purchaser shall indemnify the Seller Indemnified Parties against any Losses that they may suffer, sustain or become subject to as a result of such Third Party Claim. Purchaser shall not settle any such Third Party Claim referred to in the preceding sentence without the consent of Seller, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be required for any settlement that provides for no relief against the Seller Indemnified Parties other than the payment of current cash damages (or the current establishment of any kind of cash fund) as to which Purchaser will indemnify the Seller Indemnified Parties in full. If the Indemnifying Party fails to contest and defend any Third Party Claim in accordance with
            Section 9.03(a)(i), it will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party in accordance with the terms of this Agreement.

                  (iv) If requested by Seller or Purchaser, the other party shall and shall cause its Affiliates to, at the expense of the party specified in Section 9.03(a)(i), (ii) or (iii), as the case may be, reasonably cooperate in the defense of any Third Party Claim, including without limitation by furnishing to the requesting party such records, information and testimony and attending all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

                  (v) Each Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court to which an action or proceeding in respect of a Third Party Claim is brought for purposes of any claim that an Indemnified Party may have under this Agreement for indemnification with respect to such action or proceeding or the matters alleged therein and agrees that process may be served on it with respect to such a claim anywhere in the world in accordance with applicable Law.

            (b) In the event any Indemnified Party should have a claim ("Direct Claim") against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice of such Direct Claim to the Indemnifying Party with reasonable promptness after the Indemnified Party obtains knowledge thereof. Said notice shall indicate the nature of such Direct Claim with reasonable specificity. If the Indemnifying Party notifies the Notifying Party that it does not dispute the Direct Claim described in such notice, the Loss in the amount specified in the Indemnified Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand in accordance with the terms hereof. If the Indemnifying Party gives notice to the Notifying Party that it disputes the Direct Claim or fails to respond to Notifying Party whether the Indemnifying Party disputes such Direct Claim, the Indemnified Party may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 9.

      9.04  Adjustments.  Any indemnification payments paid under this
Article 9 will be considered an adjustment to the Purchase Price.

      9.05  Arbitration Procedure.

            (a) Subject to Section 9.05(f), each of the parties agrees that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for Losses arising out of the provisions of Articles 9 and 10 (the "Disputes"). Nothing in this Section 9.05 shall prohibit a party from instituting litigation to enforce any Final Determination. The parties hereby agree and acknowledge that, except as otherwise provided in this
      Section 9.05 or in the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of, the laws of the State of New York.

            (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after the delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, at any time after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the New York, New York, office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of such Dispute, the claims of each party to the arbitration and the amount and nature of any Losses, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the AAA Rules as in effect from time to time to be included therein, if any.

            (c) Seller and Purchaser each shall select one independent arbitrator reasonably expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "Seller Arbitrator" and the "Purchaser Arbitrator," respectively).
      In the event
      that either Seller or Purchaser fails to select an independent arbitrator as set forth herein within fifteen (15) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. The Seller Arbitrator and the Purchaser Arbitrator shall select a third independent arbitrator reasonably expert in the subject matter of the Dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 9.05.
      If the Seller Arbitrator and the Purchaser Arbitrator are unable to agree on a third arbitrator within fifteen (15) days after their selection, the Seller Arbitrator and the Purchaser Arbitrator shall each prepare a list of three independent reasonably expert arbitrators. The Seller Arbitrator and the Purchaser Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven (7) days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Seller Arbitrator and the Purchaser Arbitrator.

            (d) The arbitrator(s) selected pursuant to Section 9.05(c) shall allocate the costs and expenses of arbitration to the party whose calculation of the Losses in dispute differs the most from the determination of such Losses by the arbitrator(s).

            (e) The arbitration shall be conducted under the AAA Rules as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of the parties. The arbitrator(s) shall determine the arbitrability of any matter submitted to them and shall be bound by and shall enforce the terms of this Agreement, applying the law specified in Section 14.08. The arbitrator(s) shall have no power or authority, under the AAA Rules or otherwise, to (i) modify or disregard any provision of this Agreement, including the provisions of this Section 9.05, or (ii) address or resolve any issue not submitted by the parties. In the event of any conflict between the AAA Rules as in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling. The arbitration shall be conducted in English in New York, New York. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than ninety (90) days after the delivery of the Notice of Arbitration and not later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be).
      The Final Determination shall be final and binding on all parties, and a judgment may be entered on the Final Determination in any court of the United States or the Netherlands, provided that the arbitrators shall have no power or authority (1) to award Losses in excess of the amount that is claimed pursuant to such Dispute, (2) to award any consequential, punitive, exemplary or other similar damages that do not constitute Losses, or (3) to the extent prohibited by the AAA Rules or applicable Law, grant injunctive relief, specific performance or other equitable relief. There shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical or mathematical errors.

            (f) Any party may, without inconsistency with this Agreement, seek from any court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy. In addition, a party may, without inconsistency with this Agreement, seek from any court of appropriate jurisdiction equitable relief to enforce its rights under, and to recover Losses by reason of any other party's breach of, Sections 5.08, 6.02, 6.04, 6.08 or 6.09.

      9.06 Remedies. The foregoing indemnification provisions shall be the sole and exclusive remedy for the matters set forth in Article 9 and no party shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort or otherwise against any other party arising under or in connection with this Agreement, except in the case of fraud, and except with respect to claims related to Sections 5.08, 6.02, 6.04, 6.08 or 6.09, in which case each of the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief.

      9.07 Joint and Several Liability. Royal Numico hereby agrees to be jointly and severally liable with Seller for all obligations of Seller under this Agreement, except that Royal Numico shall have no obligation to sell the Interests or Affiliate Intellectual Property under Section 1.01 but agrees to cause Seller and the Affiliate Sellers to do so in accordance with the terms of this Agreement. For avoidance of doubt, the Seller Basket, the Seller Cap and all other provisions hereunder that limit, qualify or condition Seller's liability hereunder shall apply in the same manner (without duplication) to Royal Numico hereunder. In the event Seller is liquidated and dissolved, Royal Numico shall remain liable for all obligations of Seller hereunder and shall be entitled to exercise all rights of Seller hereunder.

      9.08 INVESTIGATION. SUBJECT TO SECTIONS 3.09 AND 5.06, NOTHING IN THIS AGREEMENT OR OTHERWISE (INCLUDING WITHOUT LIMITATION ANY REVIEW OR INVESTIGATION CONDUCTED WITH RESPECT TO, OR ANY KNOWLEDGE ACQUIRED OR CAPABLE OF BEING ACQUIRED AT ANY TIME WHETHER BEFORE OR AFTER THE DATE HEREOF OR THE CLOSING WITH RESPECT TO, THE ACCURACY OR INACCURACY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULE, IF APPLICABLE, AND ANY CERTIFICATE DELIVERED HEREUNDER BY A PARTY HERETO) SHALL LIMIT A PARTY'S ABSOLUTE AND UNCONDITIONAL RIGHT TO RELY ON THE OTHER PARTY'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULE, IF APPLICABLE, AND ANY CERTIFICATE DELIVERED HEREUNDER BY SUCH OTHER PARTY, INCLUDING THROUGH EXERCISE OF RIGHTS TO INDEMNIFICATION OR OTHER REMEDY PERMITTED HEREUNDER BASED ON SUCH REPRESENTATIONS AND WARRANTIES.

                                 ARTICLE 10

                                 TAX MATTERS

      10.01  Tax Indemnity.

            (a) (i) Seller shall be responsible for and indemnify and hold harmless Purchaser, the Company and each Subsidiary (without any "gross up") from and against all Taxes of the Company and the Subsidiaries attributable to any taxable year or period (or portion thereof) ending on or before the Closing Date, including, without limitation, all Taxes for such taxable years or periods imposed on the Company or any Subsidiary arising under Treasury Regulation
      Section 1.1502-6 or any analogous state, local, or foreign Tax provision and all Taxes attributable to the Restructuring and the transfer of the Affiliate Intellectual Property. Purchaser shall be responsible for all Taxes with respect to any taxable year or period (or portion thereof beginning after the Closing Date) that begins after the Closing Date.

                  (ii) For purposes of this Section 10.01(a), whenever it is necessary to determine the liability for Taxes of the Company and the Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (x) in the case of Income Taxes, and any other Taxes not addressed in clause (y) below, based upon an interim closing of the books of the Company or the relevant Subsidiary as of the close of business on the Closing Date and (y) in the case of real and personal property Taxes, based upon the relative number of days in the portion of the taxable period up to and including the Closing Date and the portion of the taxable period subsequent to the Closing Date.

            (b) (i) Seller shall timely prepare (or cause to be prepared) and timely file (or cause to be timely filed) (including permissible extensions) all Tax Returns of the Company and the Subsidiaries for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date. At least thirty (30) days prior to the due date (including permissible extensions) for filing each such Tax Return, Seller shall provide Purchaser with a copy of such Tax Return for Purchaser's review and consent, which shall not be unreasonably withheld or delayed. Prior to the due date for filing any such Tax Return, Seller shall file such Tax Return and pay the amount of Taxes owed by Seller under
      Section 10.01(a) and shown as due thereon.

                  (ii) Purchaser shall prepare (or cause to be prepared) (including permissible extensions) and timely file (or cause to be timely filed) (including permissible extensions) all Tax Returns of the Company and the Subsidiaries for any taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date. Purchaser shall provide Seller with a copy of each such Tax Return for Seller's review and comment at least thirty (30) days prior to the due date for filing such Tax Return. Seller shall, at least five (5) Business Days prior to the due date (including permissible extensions) for filing any such Tax Return, remit to Purchaser the amount allocated to it with respect to such period pursuant to Section 10.01(a).

                  (iii)  The Tax Returns referred to in Sections
            10.01(b)(i) and (b)(ii) shall, to the extent not otherwise required by Law, be prepared in a manner consistent with the Company's or relevant Subsidiary's past practice (including any Tax elections and methods of accounting).

            (c) After the Closing, Purchaser shall not amend or restate any Tax Return for the Company or any Subsidiary that includes any period prior to or including the Closing Date without Seller's written consent.

            (d) Anything in this Agreement to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Taxes shall be governed exclusively by this Article 10 and Section 9.05, it being understood and agreed that all other provisions of Article 9, including without limitation the Seller Basket and Seller Cap, shall not apply to
      Article 10.

      10.02  Tax Contests.

            (a) After the Closing, Purchaser shall promptly (within fifteen (15) days) notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Purchaser which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 10.01(a). Such notice shall contain factual information (to the extent known to Purchaser) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 10.02(a), then (i) if Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then Seller shall have no obligation to indemnify Purchaser, the Company or any Subsidiary against any loss arising out of such asserted Tax liability, and (ii) if Seller is not so precluded from contesting but such failure to give prompt notice results in a detriment to Seller, then any amount which Seller is otherwise required to pay Purchaser, the Company or any Subsidiary pursuant to
      Section 10.01 with respect to such liability shall be reduced by the amount caused by such detriment.

            (b) Seller may elect to direct, through counsel chosen by Seller and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 10.01(a) (any such audit, claim for refund or proceeding relating to an asserted Tax liability are referred to herein collectively as a "Contest"). If Seller elects to direct the Contest of an asserted Tax liability, Seller shall within ninety (90) calendar days after receipt of written notice of the asserted Tax liability notify Purchaser of its intent to do so, and Purchaser, the Company and each affected Subsidiary shall fully cooperate in each phase of such Contest. If Seller elects not to direct the Contest or Seller fails to notify Purchaser of its election as herein provided,

      Purchaser, the Company and each affected Subsidiary may pay, compromise or contest, at its own expense, such asserted liability and seek indemnification therefor pursuant to Section 10.01(a). However, in such case, Purchaser, the Company and each affected Subsidiary may not settle or compromise any asserted Tax liability without first giving written notice to Seller of the terms of such settlement or compromise and receiving the written consent of Seller to such settlement or compromise; provided, however, that consent to such settlement or compromise shall not be unreasonably withheld by Seller. In any event, each of Purchaser and Seller shall have the right to attend and participate, at their own expense, in the Contest. If Seller chooses to direct the Contest, Purchaser, the Company and each affected Subsidiary shall promptly empower (by power of attorney and such other documentation as may be appropriate) such representatives of Seller as Seller may designate to represent the relevant entity or any successor thereto in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 10.01(a).

            (c) Except for the proceedings the control of which is determined pursuant to Section 10.02(b), Purchaser shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable year or period ending after the Closing Date, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party and shall be responsible for all Taxes payable for any such year or period.

      10.03 Payments for Certain Adjustments. If an audit adjustment, claim for refund or amended Tax Return ("Adjustment") after the date hereof shall both increase a Tax liability for which Seller would be liable under
Section 10.01(a) (or reduce losses or credits otherwise available to Seller) and decrease a Tax liability of Purchaser or any of its subsidiaries or their successors for a period (or portion thereof) ending after the Closing Date, then, when and to the extent that Purchaser or any of its subsidiaries derives a benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due, assuming recognition of all other tax benefits in any such year before recognition of a tax benefit with respect to such Purchaser Losses), Purchaser shall promptly pay to Seller, an amount equal to the amount of such refund, reduction or credit. Similarly, if an Adjustment shall both decrease a Tax liability which is allocated to Seller under Section 10.01(a) and increase the Tax liability of Purchaser, the Company or any of the Subsidiaries or their successors (or reduce losses or credits otherwise available to any such corporation) for a period ending after the Closing Date, then, when and to the extent that Seller derives a benefit from such decrease (through a refund or reduction of Taxes paid or credit against Taxes due), Seller shall promptly pay to Purchaser an amount equal to the amount of such refund, reduction or credit.

      10.04 Refunds. Any refunds or overpayment credits received by Purchaser, the Company or the Subsidiaries or their successors of Taxes relating to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of Seller; provided, however, that Purchaser may waive any carryback to a prior tax year or period of any net operating loss or other tax attribute arising in a period beginning after the Closing Date, as provided in Code Section 172 or any similar provision of state, local or foreign Tax law. Purchaser promptly shall notify Seller of Purchaser's, the Company's or any Subsidiary's or their successors' receipt of such refund or overpayment credits and Purchaser shall or shall cause the relevant entity to promptly pay over to Seller any such refund after receipt thereof. Purchaser shall, if Seller so requests and at Purchaser's expense, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which Seller is entitled under this Section 10.04. Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by power of attorney and such other documentation as may be appropriate such persons as Seller shall designate to represent such entity with respect to such refund claimed.

      10.05 Cooperation and Exchange of Information. Seller and Purchaser shall provide the other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any Contest in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by any Governmental Authority. Each party shall, and shall cause its Affiliates to, make its employees, agents or other Representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party shall, and shall cause its Affiliates to, retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company and the Subsidiaries for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 10.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                                 ARTICLE 11

                                 TERMINATION

      11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a)  by the mutual written consent of Purchaser and Seller;

            (b) by Purchaser, if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or deemed cured by Seller pursuant to Section 4.06;

            (c) by Seller, if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or, with respect to a covenant breach, cured by Purchaser within ten (10) Business Days after written notice thereof by Seller (provided that neither a breach by Purchaser of Section 3.08 hereof nor the failure to deliver the full consideration payable to Seller under this Agreement at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Seller); or

            (d) by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by August 5, 2003; provided that, neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 11.01(d) if such Person's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

      11.02 Effect of Termination. Except as set forth in Section 11.03, in the event of termination of this Agreement by either Purchaser or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 11.02, the last sentence of Section 4.04, and Sections 5.03, 5.08 and 11.03 hereof, the Confidentiality Agreement and the Data Room Access Agreement which shall survive the termination of this Agreement in accordance with the respective terms thereof), and there shall be no liability on the part of any party hereto to any other party, except for any willful breaches of this Agreement prior to the time of such termination.

      11.03 Break-Up Fee. In the event of the termination of this Agreement at any time at or prior to Closing as a result of the financing referred to in Section 3.08 being unavailable for any reason other than any event, development, circumstance, effect or change relating to the business, Assets, conditions (financial or otherwise), operating results or operations of the Company and its Subsidiaries, Purchaser shall pay Seller a lump sum amount in immediately available funds equal to Five Million Dollars ($5,000,000) within three (3) Business Days after such termination to such account as Seller shall direct in writing. In the event such amount is not paid when due, it shall bear interest at the Interest Rate from the date due until paid, which interest shall be payable upon demand by Seller.

                                 ARTICLE 12

                                 DEFINITIONS

      12.01  Definitions.  As used in this Agreement:

      "2003 Budget" means the budget adopted by the Company and the Subsidiaries for 2003 as furnished to Purchaser before the date of this Agreement.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

      "Ancillary Agreements" means the agreements listed in Section 12.01 of the Disclosure Schedule, which in the case of items (a), (b) and (c)(1) of Section 12.01 of the Disclosure Schedule, shall be in the form attached to Section 12.01 of the Disclosure Schedule.

      "Assets" of any Person means all assets and properties of every kind (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

      "Business Day" means any day other than a Saturday, Sunday or day when banks are closed or authorized to be closed in the State of New York.

      "Closing" means the closing of the transactions contemplated by
Section 1.03.

      "Closing Date" means the later to occur of (a) July 17, 2003, or
(b)(i) the fifth Business Day after the date on which the financing referred to in Section 3.08 is available and the last of the material consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 7.03 and 7.06, and Sections 8.05 and 8.08 has been obtained, made or given or has expired, as applicable, or (ii) such other date as Purchaser and Seller mutually agree upon in writing.

      "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

      "Code" means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including but not limited to, any successor or substitute Federal tax codes or legislation.

      "Company Accounting Policies" means the policies and methodologies set forth on Exhibit E hereto (Seller representing that these were the policies and methodologies that were applied to certain principles of GAAP in connection with the preparation of the Audited Financial Statements as of and for the fiscal year ended December 31, 2002) that, together with the Pro Forma adjustments referred to on Exhibit E hereto will be applied to calculate the Closing Date Working Capital Adjustment in a manner consistent with the manner in which such policies and methodologies were applied to prepare said Audited Financial Statements. For the avoidance of doubt, if, in applying the Company Accounting Policies, a conflict arises between (a) GAAP and the Company's historical accounting policies and methodologies as set forth on Exhibit E hereto, the Company's historical accounting policies and methodologies as so set forth shall prevail or (b) the definitions of Working Capital Assets and Working Capital Liabilities set forth in this Agreement and such definitions set forth in the Company Accounting Policies, such definitions in the Company Accounting Policies shall prevail.

      "Confidential Information" means any information concerning the businesses and affairs of Company, the Subsidiaries and their Affiliates that is not already generally available to the public.

      "Confidentiality Agreement" means those certain confidentiality agreements between Royal Numico and Purchaser dated as of September 23, 2002 and December 9, 2002.

      "Constituent Documents" means the certificate or articles of incorporation and by-laws of any corporate Person, the limited liability company agreement of any Person that is a limited liability company and the partnership agreement of any Person that is a partnership.

      "Contract" means any note, bond, mortgage, indenture, loan, contract, factoring arrangement, license, agreement, lease or other instrument or obligation, to which the party in question is a party or by which it or any of its assets may be bound.

      "Controlled Group" has the meaning set forth in Code Section 1563.

      "Data Room Access Agreement" means the Data Room Access Agreement dated as of April 21, 2003 between Seller and Purchaser pursuant to which Seller has granted Purchaser access to Seller's virtual data room.

      "Disclosure Schedule" means the document delivered to Purchaser by Seller of even date herewith, and as updated from time to time pursuant to
Section 4.06, containing the exceptions to Seller's representations and warranties, and other information required by this Agreement.

      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)), stock purchase, stock option, incentive compensation, severance employment, change in control, fringe benefit, bonus, deferred compensation plan, program, arrangement or agreement and any other employee benefit plan, program, agreement or arrangement of any kind.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

      "Environmental Laws" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such requirements are enacted and in effect on or prior to the Closing Date.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Company, is or has been treated as a single employer under Section 414 of the Code.

      "Excluded Litigation" means the actions and proceedings set forth in
Section 9.01(a)(iii) of the Disclosure Schedule.

      "Fiduciary" has the meaning set forth in ERISA Section 3(21).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "GNC" means General Nutrition Companies, Inc., a Delaware corporation.

      "Governmental Authority" means any foreign, domestic or local court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Income Tax" means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

      "Income Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto and including any amendment thereof.

      "Investment Assets" means securities, bonds, certificate of deposits and similar investment assets.

      "IRS" means the Internal Revenue Service and any successor thereto.

      "Knowledge of Purchaser" or "Known to Purchaser" means the actual, conscious knowledge of Irene Fisher, Harvey Kamil, Scott Rudolph, and Michael Slade.

      "Knowledge of Seller" or "Known to Seller" means the actual, conscious knowledge of John DeSimone, Richard Werber and Ralph Denisco.

      "Laws" means all laws, statutes, rules, regulations and ordinances of the United States, any foreign country or any domestic or foreign state or political subdivision.

      "Liabilities" means all indebtedness, obligations and other liabilities of a Person (whether known or unknown, absolute, accrued, contingent, fixed, liquidated, unliquidated or otherwise, or whether due or to become due).

      "Lien" means any mortgage, pledge, lien, encumbrance, charge or other security interest.

      "Losses" means all damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses; provided, however, that "Losses" shall include consequential, indirect, punitive and any similar damages only if payable solely to a Person other than a Purchaser Indemnified Party pursuant to any Third Party Claim or any Excluded Litigation.

      "Major Intellectual Property" means the following trademarks: Rexall (1,524,111). Rexall (1,527,754), Sundown (427,783), Sundown (1,525,207),
Osteo-Bi-Flex (2,205,607), Osteo-Bi-Flex (expanded goods) (2,395,667), Carb Solutions (App. 76/080,392), Carb Solutions (expanded goods) (App. 76/492,215), Worldwide Sport Nutrition (2,424,531), Pure Protein (App. 75/385,048), Pure Protein (2,213,027), Pure Protein (2,277,047), MET-Rx
(447,065), MET-Rx (2,058,523) and MET-Rx (2,169,788).

      "Material Adverse Effect" or "Material Adverse Change" means any event, development, effect or change that would be materially adverse to the business, Assets, condition (financial or otherwise), operating results or operations of the Company and the Subsidiaries, taken as a whole, or on the ability of Seller or Royal Numico to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Company and the Subsidiaries, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, or (v) any decline in sales or increases in losses that are substantially consistent with the trends therein that the Company and the Subsidiaries have been experiencing since January 1, 2002 or result from (A) the Company's decision to cease selling products that contain ephedra, (B) the public announcement of Seller's intent to sell, or of Purchaser's agreement to acquire, the Company and the Subsidiaries or (C) any act or omission of Purchaser or any of its Affiliates, or (b) any existing event, occurrence or circumstance Known to Purchaser as of the date of this Agreement.

      "MLM Business" shall mean any multi-level marketing company, as such business is currently conducted by Unicity, including but not limited to any network marketing company, direct selling company (other than a catalogue, mail order or internet company) or other company that is a member of the United States Direct Selling Association or any direct selling association in the world. Except as set forth above, MLM Business shall not include other direct marketing companies or other businesses, including companies that sell products over the internet, via catalogues, mail order, television infomercials or the like.

      "Multiemployer Plan" has the meaning set forth in ERISA Section
3(37).

      "Nutraco" means collectively Nutraco S.A., a Swiss corporation, and Nutraco International SA, a Luxembourg corporation.

      "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to purchase or otherwise be issued any shares of capital stock of or membership or partnership interests in such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of or membership or partnership interests in such Person.

      "Order" means any writ, judgment, award, decree, injunction or similar order of any Governmental Authority or arbitrator.

      "Ordinary Course of Business" means the ordinary course of business of the Company and its Subsidiaries consistent with their past custom and practice.

      "Permitted Liens" means with respect to any Asset: (a) Taxes, assessments and other governmental levies, fees or charges imposed with respect to such Asset for which adequate reserves have been established that (i) are not due and payable as of the Closing Date or (ii) being contested in good faith; (b) mechanics' liens and similar liens for labor, materials or supplies provided with respect to such Asset incurred in the Ordinary Course of Business for amounts for which adequate reserves have been established that (i) are not due and payable as of the Closing Date or
(ii) being contested in good faith which would not, individually or in the aggregate, materially impair the use or occupancy of such Asset or the operation of the business of Company and the Subsidiaries as currently conducted using such Asset; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Asset that constitutes real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of the business of the Company and the Subsidiaries as currently conducted thereon; and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property or the operation of the business of Company and the Subsidiaries, as currently conducted thereon.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Representatives" of a party means such party's legal counsel, investment bankers, accountants and other advisors and those of any Person providing financing to Purchaser.

      "Restructuring" means the transactions described in Section 4.05 of the Disclosure Schedule hereto.

      "Retained Litigation" means all of the actions and proceedings disclosed on the Disclosure Schedule, except for the Excluded Litigation.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Subsidiary" means any corporation, limited partnership, limited liability company, or other entity with respect to which the Company (or a Subsidiary thereof) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of its board of directors or comparable governing body.

      "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

      "Unicity" means Unicity International, Inc., a Delaware corporation.

      12.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement.


         Term                                               Section No.
         ----                                               -----------

         AAA Rules                                           9.05(a)
         Adjustment                                         10.03
         Adjustment Amount Due                               1.04(a)
         Adjustment Schedule                                 1.04(a)
         Affiliate Intellectual Property                     1.01(b)
         Affiliate Seller(s)                                 1.01(b)
         Agreement                                           Preamble
         Allocation                                          1.05
         Approval Notice                                     1.04(b)(i)





         Term                                               Section No.
         ----                                               -----------

         Audited Financial Statements                        2.09
         Business                                            6.02
         Closing Date Working Capital Amount                 1.04(a)
         Company                                             Preamble
         Company Intellectual Property                       2.15
         Contest                                            10.02(b)
         Direct Claim                                        9.03(b)
         Dispute Period                                      1.04(b)
         Dispute Notice                                      1.04(b)(ii)
         Disputes                                            9.05(a)
         Disputing Person                                    9.05(b)
         FFDC Act                                            2.27(b)
         Final Determination                                 9.05(e)
         GN                                                  2.27(d)
         GP Act                                              2.03
         GP Agreement                                        2.03
         Indemnified Party                                   9.03
         Indemnifying Party                                  9.03
         Independent Accountant                              1.04(b)
         Independent Accountant Determination                1.04(b)
         Independent Accountant Tax Effect Determination     9.01(b)(ii)
         Intellectual Property                               2.15
         Interest Rate                                       1.04(b)
         Interests  Preamble
         Interim Financial Statements                        4.09
         Joint Defense Proceeding                            9.03(a)(ii)
         LLC Act                                             2.03
         LLC Agreement                                       2.03
         Most Recent Balance Sheet                           2.09
         Newco 1 LLC                                         Preamble
         Newco DGP1                                          Preamble
         NFS                                                 Preamble
         Notice of Arbitration                               9.05(b)
         Numico USA                                          Preamble
         Purchase Price                                      1.02
         Purchaser                                           Preamble
         Purchaser Arbitrator                                9.05(c)





         Term                                               Section No.
         ----                                               -----------

         Purchaser Indemnified Parties                       9.01(a)
         Purchaser Losses                                    9.01(a)
         Purchaser Net Tax Effect                            9.01(b)(ii)
         Remaining Disputes                                  1.04(b)
         Resolution Period                                   1.04(b)
         Rexall Sundown                                      2.27(d)
         Royal Numico                                        Preamble
         Seller                                              Preamble
         Seller Arbitrator                                   9.05(c)
         Seller Basket                                       9.01(b)(i)
         Seller Cap                                          9.01(b)(iv)
         Seller Indemnified Parties                          9.02(a)
         Seller Losses                                       9.02(a)
         Tax Effect Approval Notice                          9.01(b)(ii)
         Tax Effect Dispute Notice                           9.01(b)(ii)
         Tax Effect Dispute Period                           9.01(b)(ii)
         Tax Effect Remaining Disputes                       9.01(b)(ii)
         Tax Effect Resolution Period                        9.01(b)(ii)
         Third Party Claim                                   9.03(a)(i)
         Transferees                                         4.05
         WC Target                                           1.04(a)
         Working Capital Assets                              1.04(b)
         Working Capital Liabilities                         1.04(b)

                                 ARTICLE 13

                      ADDITIONAL POST-CLOSING COVENANTS

      13.01 Employee Benefit Matters. Following the Closing, Purchaser shall, or shall cause the Company and each Subsidiary to, (a) waive limitations as to preexisting conditions, exclusions and waiting periods to the extent such conditions, exclusions and waiting periods have been satisfied under the Employee Benefit Plans with respect to participation and coverage requirements applicable to the employees of the Company and the Subsidiaries under any welfare plan that such employees may be eligible to participate in after the Closing Date, (b) provide each employee of the Company and the Subsidiaries with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date, (c) provide each employee of the Company and the Subsidiaries with service credit for their service with the Company and the Subsidiaries for purposes of eligibility and vesting under each employee benefit plan, program, or arrangement of Purchaser, the Company or any Subsidiary in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service, and (d) to maintain the Rexall Sundown Severance Policy as currently in effect for not less than one year after the Closing.

      13.02 Excluded Litigation. (a) Seller, at its expense, shall have the right to and shall defend, with current counsel or such other counsel as Seller may select from time to time which other counsel shall be reasonably satisfactory to Purchaser, all Excluded Litigation by all appropriate proceedings, which proceedings shall be prosecuted by Seller with reasonable diligence to a final conclusion or shall be settled at the discretion of Seller (but only with the consent of Purchaser, which consent will not be unreasonably withheld or delayed and which consent shall not be required in the case of (i) any consent decree, injunctive or other relief that consists solely of a prohibition on the Company or any Subsidiary, after the Closing, using the trademark "Metab-O-Lite" (or any tradedress that bears the name "Metab-O-Lite") or from selling ephedra or products that contain ephedra or restricting the content of advertisements relating thereto; provided that such relief does not restrict the right of Purchaser, the Company or any Subsidiary to advertise ephedra-free products, or (ii) any settlement that provides for no relief other than the payment of current cash damages (or the current establishment of any kind of cash fund) as to which Purchaser will be indemnified by Seller in full. Seller shall have full control of such defense and prosecution, including (except as provided in the immediately preceding sentence) any settlement thereof and shall be bound by the outcome thereof. Seller shall keep Purchaser reasonably apprised of developments in each Excluded Litigation, furnishing to Purchaser copies of documents and allowing it to attend proceedings therein as Purchaser shall reasonably request, except as otherwise required by applicable Law or Order.

            (b) In order to facilitate Seller's defense or settlement of any Excluded Litigation and in addition to all other rights of Seller hereunder, upon request from time to time by Seller after the Closing, Purchaser shall, and shall cause the Company and the Subsidiaries to, cooperate reasonably with Seller in connection therewith, including without limitation by: (i) empowering Seller and its counsel through appropriate documentation to control the defense and prosecution of all Excluded Litigation and represent the Company and the Subsidiaries therein before any court or arbitration tribunal of appropriate jurisdiction, (ii) affording Seller and its Representatives reasonable access on notice during normal business hours to the Assets and books and records of the Company and the Subsidiaries, (iii) furnishing to Seller and its Representatives such information regarding the Company and the Subsidiaries, including their Assets and Liabilities as Seller may reasonably request, (iv) permitting the current in-house counsel and other Representatives of the Company and the Subsidiaries who are currently managing such Excluded Litigation to continue (so long as they remain employed by them) to manage such Excluded Litigation to the extent reasonably requested by Seller and always as reasonably directed, and subject to reasonable control of the defense of such Excluded Litigation, by Seller, and (v) making available to Seller the Representatives of the Company and the Subsidiaries whose assistance, testimony or presence is necessary or desirable to assist Seller in defending or prosecuting any Excluded Litigation, including the presence of such persons as witnesses at depositions, hearings or trials for such purposes; provided, that such cooperation does not unreasonably interfere with the conduct by the Company and its Subsidiaries of their respective businesses. Seller shall reimburse Purchaser for the reasonable out-of-pocket costs incurred by Purchaser in providing such cooperation to Seller, but Seller shall not be charged for the incidental use of any facility or equipment of the Company or any Subsidiary or the incidental time spent by any in-house counsel, or by other employees or Representatives of the Company or any Subsidiary to provide any such cooperation to Seller or any related general and administrative expenses. Purchaser agrees to give notice to Seller promptly in the event the current in-house counsel of the Company and the Subsidiaries leaves their employ. Notwithstanding any provision of
      Section 9.03(a) or this Section 13.02(a) to the contrary, if any insurer that has issued an insurance policy to Seller or one of its Affiliates that provides insurance coverage for any of the Excluded Litigation has asserted or asserts its right to control the defense and settlement of any Excluded Litigation, none of the terms and conditions of Section 9.03(a) or this Section 13.02 shall apply to such Excluded Litigation so long as such insurer continues to defend against such Excluded Litigation, except that Purchaser shall not concede, settle or compromise such Excluded Litigation without the consent of such insurer or Seller, and shall cooperate with such insurer in such defense, at the expense of Seller, to the same extent that Purchaser would be obligated under such Sections to cooperate in such defense if Seller were controlling such defense. Seller shall be bound by any judgment rendered in any Excluded Litigation which its insurer defends. Seller will not consent (without Purchaser's consent which will not be unreasonably withheld or delayed) to a settlement by an insurer in a situation where Purchaser's consent would be required under Section 13.02 if Seller were providing the defense rather than the insurer in question. This Section 13.02 shall supplement and not supersede Section 9.03; provided, however, that in the event of a conflict between any of the terms of this
      Section 13.02 and Section 9.03, the terms of this Section 13.02 shall prevail.

      13.03 Benefits Relating to Amended and Restated 2000 Management Stock Purchase Plan and Other Employee Benefit Plans. If, as a result of
(i) the voluntary or involuntary cancellation, forgiveness or satisfaction for less than the full amount due thereunder of any indebtedness due Royal Numico or its Affiliates (including, without limitation, Seller) from any current or former employee of the Company or any Subsidiary which was issued in connection with or relates to the purchase of shares pursuant to the Royal Numico Amended and Restated 2000 Management Stock Purchase Plan, any "gross up" payment, and any related "make whole" bonuses required to be paid in connection with such plan made to any such employee by Royal Numico or its Affiliates (including, without limitation, Seller) or (ii) any payment made by Seller pursuant to Section 13.04 (a) or (c), Purchaser, the Company, or any Affiliate of Purchaser is entitled to a deduction, subtraction or credit for any federal, state, local or foreign Tax purpose then, when and to the extent that Purchaser or any of its Affiliates actually derives a benefit from such deduction, subtraction or credit (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), Purchaser shall promptly pay to Seller in cash an amount equal to the amount of such refund, reduction or credit net of any reasonable expenses incurred in connection therewith. Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claimed. Without limiting the generality of the provisions of Section 10.05, such provisions shall be applicable with respect to the calculation and determination of amounts due under this Section 13.03. Any payments made pursuant to this Section 13.03 shall be treated as additional Purchase Price.

      13.04  Retention, Severance, Stock Purchase Plan and Incentive Plans.

            (a) After the Closing, Seller will pay the employee entitled thereto or reimburse the Company (as the Company may request), when and to the extent due as advised by the Company (i) for all costs incurred by the Company after the Closing with respect to any current or former employee to provide them with benefits under the Executive Lifetime Medical and Dental Benefits Plan referred to in Section 2.23 of the Disclosure Schedule as item 12(c) as in effect as of Closing,
      (ii) all retention amounts referred to in Section 2.17(f)(ii) items 2 and 3 of the Disclosure Schedule, and (iii) all severance pay, re-relocation expenses and other mandatory termination benefits due after the Closing under all employment agreements and offer letters set forth in Sections 2.10(h)(C) and 2.17(g) of the Disclosure Schedule and all other mandatory amounts due upon termination of employment (including without limitation, mandatory severance, retention, re-relocation, medical or other benefits and similar amounts) under any other employment arrangements entered into by the Company, any Subsidiary, Royal Numico or any Affiliate of the foregoing, in each case, as in effect as of Closing with respect to any employee employed thereunder whose employment is terminated prior to or after the Closing, to the extent the amount of such severance pay, re-relocation expenses, other mandatory termination benefits and other mandatory amounts due thereunder upon termination of employment are in excess of the amount of severance pay, re-relocation expenses, other mandatory termination benefits and other mandatory amounts due thereunder upon termination of employment, that would have been payable with respect to such employee upon termination of his employment with the Company or any Subsidiary under the Rexall Sundown, Inc. Human Resources Policy and Management Practices Manual (including HR-430) as in effect on the date hereof (assuming for this purpose that all officers above the level of vice president will be treated as "most VP's" providing in the case of severance for severance of sixteen (16) weeks plus two (2) weeks for each year of completed service, notwithstanding employment letters or contracts establishing other arrangements for them); provided, however, that for any employee of the Company or any Subsidiary who is entitled, pursuant to such an employment agreement, offer letter or other employment arrangement, to severance pay, re-relocation expenses, other mandatory termination benefits or other mandatory amounts due upon termination of employment in excess of those provided under said Manual and who remains employed by the Company, any Subsidiary, Purchaser, or any Affiliate thereof after December 31, 2003, Seller shall not be liable for any severance pay, re-relocation expenses, other mandatory termination benefits or other mandatory amounts payable to such employee, including without limitation said excess. In the event any benefit for which Seller is liable hereunder is provided by or through a third party (e.g. the insurer under the Executive Lifetime Medical and Dental Benefits Plan referred to in
      Section 2.23 of the Disclosure Schedule as item 12(c)), Purchaser shall not, and shall not permit the Company or any Subsidiary, to terminate or modify the terms of any Contract applicable to such benefit without the consent of Seller, which shall not be unreasonably withheld or delayed. Upon request from time to time by Seller, Purchaser agrees to cause the Company to promptly provide Seller with such information as may be reasonably necessary for Seller to verify any amount payable under this Section
      13.04. For greater clarity, Seller shall have no obligation to pay any amount under this Section 13.04 with respect to any discretionary severance, re-relocation, other termination benefits or other amounts due any such employee, any Employee Benefit Plan or other benefit, in each case, instituted after the Closing by the Company, any Subsidiary or any ERISA Affiliate thereof or any increase in benefits made after the Closing to any currently existing Employee Benefit Plan or other benefits of the Company or any Subsidiary.

            (b) In connection with the Royal Numico N.V. Amended and Restated 2000 Management Stock Purchase Plan, Royal Numico or Seller shall pay, or Seller shall cause one of its Affiliates to pay, to the extent due under such plan (as modified by any agreement between Royal Numico or Seller and any participant in such plan), the payments referred to in Section 13.03.

            (c) After the Closing, Seller will pay, if earned, the bonuses pro-rated for the period from January 1, 2003 through the Closing Date, payable by the Company to its employees for the fiscal year ending December 31, 2003 pursuant to the 2003 Rexall Sundown, Inc. Corporate and NNAO Florida Incentive Plan and the 2003 Rexall Sundown, Inc., Sales Incentive Plan as in effect on the date hereof.

                                 ARTICLE 14

                                MISCELLANEOUS

      14.01 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party(ies) hereto and any attempt to do so will be void, except:

            (a)  For assignments and transfers by operation of Law;

            (b) That Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article 9) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding Interests in the Company or all or substantially all of its Assets or (iii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing;

            (c) That Seller may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article 9) to (i) Royal Numico or any wholly-owned subsidiary of Royal Numico; provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, or (ii) any post-Closing successor-in-interest to Royal Numico, whether by merger, consolidation, acquisition of all or substantially all of its assets or other business combination; and

            (d) That Royal Numico may assign any or all of its rights, interests and obligations hereunder (including, without limitation, its rights under Article 9) to (i) any wholly-owned subsidiary of Royal Numico; provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, or (ii) any post-Closing acquirer of all of the issued and outstanding shares of capital stock in Royal Numico by merger, consolidation or acquisition of all or substantially all of Royal Numico's assets or other business combination;

but no such assignment referred to in clause (b), (c) (unless such assignment is made in connection with the liquidation and dissolution of Seller) or (d) shall relieve Purchaser, Seller or Royal Numico of its respective obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

      14.02 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      14.03 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other general announcement or communication to the employees, customers or suppliers of the Company or any of the Subsidiaries, shall be issued or made by any party hereto without the joint approval of Purchaser and Seller, unless required by law (in the reasonable opinion of counsel) in which case Purchaser and Seller shall have the right to review and comment upon such press release, announcement or communication prior to its issuance, distribution or publication.

      14.04 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

      14.05 Entire Agreement. This Agreement (including the Ancillary Agreements and other documents referred to herein), the Confidentiality Agreement and the Data Room Access Agreement constitute the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      14.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      14.07 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by facsimile transmission or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and addressed to the intended recipient as set forth below:

      If to Seller:                       Copy to:


      Royal Numico N.V.                   Guy E. Snyder, Esq.
      Rokkeveenseweg 49                   Dalius F. Vasys, Esq.
      NL-2712 PJ Zoetermeer               Vedder, Price, Kaufman & Kammholz
      Netherlands                         222 N. LaSalle St., Suite 2400
      Facsimile No.:  31-79-353-9000      Chicago, IL  60601
      Attn: President                     Facsimile No.:  312-609-5005

      and

      Numico USA, Inc.
      6111 Broken Sound Parkway NW
      Boca Raton, FL  33487
      Facsimile No.:  561-999-4729
      Attn:  President

      If to Purchaser:                    Copy to:

      NBTY, Inc.                          NBTY, Inc.
      90 Orville Drive                    90 Orville Drive
      Bohemia, NY 11716                   Bohemia, NY  11716
      Facsimile No.:  (631) 218-7148      Facsimile No.:  (631) 218-7341
      Attn:  President                    Attn:  Irene Fisher, Esq.

                                          and

                                          Milbank, Tweed, Hadley & McCloy LLP
                                          One Chase Manhattan Plaza
                                          New York, NY  10005
                                          Facsimile No.:  (212) 822-5446
                                          Attn:  Mark Weissler

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      14.08 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Subject to Sections 9.03(a)(ii) and 9.05, any action or proceeding seeking to enforce any provision of or based on any right arising out of or otherwise relating to, this Agreement may be brought against Royal Numico, Seller or Purchaser in the courts of the State of New York or, if it has or can acquire subject matter jurisdiction, in the United States District Court for the Southern District of New York and each of the parties, for itself and its stockholders, hereby submits to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this Section
14.08 may be served on any party hereto anywhere in the world, whether within or without the State of New York, by personal service or by overnight delivery service to the address herein provided for notices in
Section 14.07. The prevailing party(ies) in any such litigation shall be entitled to recover its reasonable attorneys' fees and costs of litigation from the nonprevailing party(ies).

      14.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser, Seller and Royal Numico. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      14.11 Expenses. Purchaser will bear its own costs and expenses (including legal fees and expenses and those referred to in Section 3.06) incurred in connection with this Agreement and the transactions contemplated hereby. Except as otherwise specifically set forth herein, Seller shall bear its and the Company's and the Subsidiaries' costs and expenses (including investment banking and legal fees and expenses and those referred to in Section 2.08) incurred in connection with this Agreement and the transactions contemplated hereby.

      14.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      14.13 Incorporation of Exhibits, Annexes and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      14.14 Governing Language. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

                                  * * * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       ROYAL NUMICO N.V.

                                       By: _______________________________

                                       Title: ____________________________

                                       NUMICO USA, INC.

                                       By: _______________________________

                                       Title: ____________________________

                                       NBTY, INC.

                                       By: _______________________________

                                       Title: ____________________________

                  Schedule 1.05 - Purchase Price Allocation
                  -----------------------------------------

      1)  Interests                          Two Hundred Twenty-Five Million
                                             Dollars ($225,000,000)
      2)  Affiliate Intellectual Property    Twenty-Five Million Dollars
                                             ($25,000,000)


Any increases to the Purchase Price shall be allocated to Affiliate Intellectual Property. Any decreases to the Purchase Price shall first be deducted from the allocation to Affiliate Intellectual Property set forth below (but the allocation shall not be less than zero) and then any remainder shall be deducted from the allocation to the Interests.

               Schedule 3.04 - Governmental and Other Consents
               -----------------------------------------------

      1.    Filings required under the HSR Act

      2. Form 8-K filing required under applicable Federal securities laws

      3. Consent under the Third Amended and Restated Credit and Guarantee Agreement, dated as of April 27, 2001 among NBTY, Inc., as Borrower, Holland & Barrett Holdings Limited, as Foreign Subsidiary Borrower, the several lenders from time to time parties thereto, and The Chase Manhattan Bank, as Administrative Agent

                                  EXHIBIT A

                           [Intentionally omitted]


        EXHIBIT A-1


                                  EXHIBIT B

               Required Consents for Company and Subsidiaries
               ----------------------------------------------

                 1.    Lessor under the Harrisburg, PA Lease
                 2.    Lessor under the Sparks, NV Lease


        EXHIBIT B-1


                                  EXHIBIT C

                   Forms of Opinions of Seller's Counsels
                   --------------------------------------


        EXHIBIT C-1


                                 EXHIBIT C-1
                                 -----------

                        [Letterhead of Vedder, Price]

                                                    _______________, 2003

[Purchaser]

___________________

___________________
Attn: _____________

      Re:   Numico USA, Inc.
            ----------------

Ladies and Gentlemen:

      We have acted as special counsel to Royal Numico N.V., a company organized under the laws of The Netherlands ("Royal Numico"), and Numico USA, Inc., a Delaware corporation ("Seller"), in connection with that certain Purchase Agreement (the "Purchase Agreement") dated ______, 2003 by and among Royal Numico, Seller and __________, a __________ corporation (the "Purchaser"), which sets forth the terms upon which Seller has agreed to sell to Purchaser all of the membership interests in Rexall US Newco 1 LLC ("Newco LLC") owned by Seller and the general partnership interests in Rexall US Newco DGP 1 ("Newco DGP") owned by Seller (Newco LLC and Newco DGP are referred to herein together as the "Company" and the transactions contemplated by the Purchase Agreement are referred to herein collectively as the "Transaction"). This Opinion Letter is furnished to you at the request of Royal Numico and Seller pursuant to Section 7.07 of the Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

      This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including, but not limited to, the assumptions contained in [SECTION] 4 of the Accord and the General Qualifications (as defined in the Accord), and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States, the Law of the State of New York, the General Corporation Law of the State of Delaware and, with respect to paragraph 5 below, the Law of the State of Florida.

      Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

      1. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

      2. The execution and delivery by Seller of the Purchase Agreement and the performance by Seller of its agreements under such Agreement have been duly authorized by all requisite corporate action on the part of Seller.

      3. The Purchase Agreement is enforceable against Seller and Royal Numico in accordance with its terms.

      4. Except as set forth in Section 2.06 of the Disclosure Schedule to the Purchase Agreement, the execution and delivery by Seller and Royal Numico of the Purchase Agreement and the performance by Seller and Royal Numico of their respective agreements under the Purchase Agreement will not
(a) violate the Constituent Documents of Seller; (b) breach or otherwise violate any existing obligation of Royal Numico or Seller under any Court Order which is listed on Section 2.21 of the Disclosure Schedule; or (c) violate applicable provisions of statutory law or regulation.

      5. Each of Rexall Sundown, Inc., RXSD Receivables, Inc., Rexall, Inc. and Sundown, Inc. (the "Florida Subsidiaries") is a corporation, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to conduct its business as now conducted and to own, use and lease its Assets. Rexall Sundown, Inc. is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.05 of the Disclosure Schedule. Except as disclosed in Section 2.05 of the Disclosure Schedule, all of the outstanding shares of capital stock of each Florida Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.

      With respect to our opinion in paragraph 5 above, we have relied without investigation solely upon the opinion of Richard Werber, Vice President, General Counsel and Secretary of Rexall Sundown, Inc., a copy of which opinion is attached as Exhibit A hereto.

      For purposes of this Opinion Letter, we have assumed, without investigation, the accuracy and truthfulness of the following:

            (a) Royal Numico is a company, validly existing and in good standing under the Laws of The Netherlands. Royal Numico has the requisite power and authority to execute and deliver the Purchase Agreement and to perform its agreements thereunder.

            (b) The execution and delivery by Royal Numico of the Purchase Agreement and the performance by Royal Numico of its agreements thereunder, have been duly and validly authorized by the Supervisory Board of Royal Numico, no other corporate action on the part of Royal Numico or its stockholders being necessary. The Purchase Agreement has been duly and validly executed and delivered by Royal Numico and is enforceable against Royal Numico under the Laws of The Netherlands.

            (c) The execution and delivery by Royal Numico of the Purchase Agreement and the performance by Royal Numico of its agreements thereunder will not (i) violate the Constituent Documents of Royal Numico or (ii) violate any law, statute, rule or regulation or order of The Netherlands applicable to Royal Numico.

            (d) No consent, approval or action of, filing with or notice to any Governmental Authority of The Netherlands or any other jurisdiction (other than the United States or New York) on the part of Royal Numico or Seller is required in connection with the execution and delivery by Royal Numico or Seller of the Purchase Agreement or the performance by Royal Numico or Seller of its respective agreements thereunder, all of which consents, approvals, actions, filings and notices have been obtained, made or given, as the case may be, are not subject to the satisfaction of any condition that has not been satisfied or waived and are in full force and effect, except for any which if not obtained, made, given, satisfied or waived or in full force and effect would not have a material adverse effect on the ability of Royal Numico or Seller to perform its respective obligations under the Purchase Agreement.

      In addition, we understand that you have received the respective opinions of Marco Bijl, Advocaat and General Counsel of Royal Numico, and Messrs. Richard, Layton & Finger, P.A. with respect to certain matters which are not addressed by this Opinion Letter and that, with respect to such matters, you are relying solely upon such opinions and not this Opinion Letter.

      The foregoing opinions are subject to the following qualifications:

            (i) We express no opinion as to the enforceability of the second sentence of Section 6.06 of the Purchase Agreement or any noncompetition, nonsolicitation or other restrictive covenants contained in the Purchase Agreement;

            (ii) We express no opinion as to the validity, binding effect or enforceability of any choice of law provision;

            (iii) We assume that any obligations of Royal Numico or Seller under the Purchase Agreement which are to be performed in any jurisdiction outside the United States will not be illegal or contrary to public policy under the laws of that jurisdiction; and

            (iv) With respect to our opinion in paragraph 3, above, and without limiting the generality of clause (ii), above, Section 9.05 of the Purchase Agreement provides that any claims for Losses arising out of the provisions of Articles 9 and 10 of the Purchase Agreement are to be settled by arbitration.

      There can be no assurance that the arbitrators will apply principles of New York law in resolving any such claims or in rendering any award and that, if they do not apply such principles, their failure to do so will not be a basis for a court to vacate such award. We have, with your permission, assumed for purposes of our opinion in paragraph 3, above, that such arbitrators will properly apply principles of New York law in arriving at their award.

      This Opinion Letter may be relied upon by you only in connection with the Transaction and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.

                                       Very truly yours,



                                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ


DFV
GES
MEM

                                  EXHIBIT A
                                  ---------

                    [Letterhead of Rexall Sundown, Inc.]

                                                    _______________, 2003

Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601

      Re:   Numico USA, Inc.
            ----------------

Ladies and Gentlemen:

      I have acted as Florida counsel to Numico USA, Inc., a Delaware corporation ("Seller"), in connection with that certain Purchase Agreement (the "Purchase Agreement") dated ______, 2003 by and among Royal Numico N.V., a company organized under the laws of The Netherlands ("Royal Numico"), Seller and __________, a __________ corporation (the "Purchaser"), which sets forth the terms upon which Seller has agreed to sell to Purchaser all of the membership interests in Rexall US Newco 1 LLC ("Newco LLC") owned by Seller and the general partnership interests in Rexall US Newco DGP 1 ("Newco DGP") owned by Seller (the transactions contemplated by the Purchase Agreement are referred to herein collectively as the "Transaction"). This Opinion Letter is furnished to you at the request of Royal Numico and Seller pursuant to the Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

      This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including, but not limited to, the assumptions contained in [SECTION] 4 of the Accord and the General Qualifications (as defined in the Accord), and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Law of the State of Florida,.

      Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, I am of the opinion that:

      Each of Rexall Sundown, Inc., RXSD Receivables, Inc., Rexall, Inc. and Sundown, Inc. (the "Florida Subsidiaries") is a corporation, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to conduct its business as now conducted and to own, use and lease its Assets. Rexall Sundown, Inc. is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.05 of the Disclosure Schedule. Except as disclosed in Section 2.05 of the

Disclosure Schedule, all of the outstanding shares of capital stock of each Florida Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.

      This Opinion Letter may be relied upon by you only to render the legal opinion that you are required to give in connection with the Transaction and may not be used or relied upon by you or any other person (other than the addressees of your legal opinion) for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance my prior written consent.

                                       Very truly yours,



                                       Richard Werber, Vice President,
                                       General Counsel and Secretary

                                 EXHIBIT C-2
                                 -----------

               [Letterhead of Richards, Layton & Finger, P.A.]

                             _____________, 2003

To Each of the Persons Listed
on Schedule A Attached Hereto

      Re: Rexall US Newco 1 LLC; Rexall US Newco DGP 1; Rexall US Newco 2 LLC; Rexall US Newco DGP 2
            ---------------------------------------------------------------

Ladies and Gentlemen:

      We have acted as special Delaware counsel for Rexall US Newco 1 LLC, a Delaware limited liability company ("Newco 1"), Rexall US Newco DGP 1, a Delaware general partnership ("DGP 1"), Rexall US Newco 2 LLC, a Delaware limited liability company ("Newco 2"), and Rexall US Newco DGP 2, a Delaware general partnership ("DGP 2"), in connection with that certain Purchase Agreement, dated ________, 2003 (the "Purchase Agreement"), among Royal Numico N.V., a company organized under the laws of The Netherlands, Numico USA, Inc., a Delaware corporation ("Numico USA"), and [Purchaser]. This opinion is being furnished to you pursuant to Section 7.07 of the Purchase Agreement.

      For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

            (a) The Certificate of Formation of Newco 1, dated January 28, 2003, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 28, 2003 (the "Newco 1 Certificate");

            (b) The Limited Liability Company Agreement of Newco 1, dated as of January 28, 2003 (including Schedule A thereto) (the "Newco 1 Agreement"), executed by Numico USA, as the sole member and as the manager;

            (c) The Statement of Partnership Existence of DGP 1, dated as of January 28, 2003, as filed in the office of the Secretary of State on January 28, 2003, as corrected by the Corrected Statement of Partnership Existence of DGP 1, dated as of February 10, 2003, as filed in the office of the Secretary of State on February 10, 2003 (as so corrected, the "DGP 1 Statement");

            (d) The Agreement of General Partnership of DGP 1, dated as of January 28, 2003 (the "DGP 1 Agreement"), between Numico USA and Newco 1, as partners;

To Each of the Persons Listed
on Schedule A Attached Hereto
________________ __, 2003
Page 2

            (e) The Certificate of Formation of Newco 2, dated January 28, 2003, as filed in the office of the Secretary of State on January 28, 2003 (the "Newco 2 Certificate");

            (f) The Limited Liability Company Agreement of Newco 2, dated as of January 28, 2003 (including Schedule A thereto) (the "Newco 2 Agreement"), executed by DGP 1, as the sole member and as the manager;

            (g) The Statement of Partnership Existence of DGP 2, dated as of January 28, 2003, as filed in the office of the Secretary of State on January 28, 2003, as corrected by the Corrected Statement of Partnership Existence of DGP 2, dated as of February 10, 2003, as filed in the office of the Secretary of State on February 10, 2003 (as so corrected, the "DGP 2 Statement");

            (h) The Agreement of General Partnership of DGP 2, dated as of January 28, 2003 (the "DGP 2 Agreement"), between DGP 1 and Newco 2, as partners;

            (i) A Certificate of Good Standing for Newco 1, dated ___________ __, 2003, obtained from the Secretary of State;

            (j)   A Certificate of Good Standing for DGP 1, dated
      ____________ __, 2003, obtained from the Secretary of State;

            (k) A Certificate of Good Standing for Newco 2, dated ___________ __, 2003, obtained from the Secretary of State; and

            (l)   A Certificate of Good Standing for DGP 2, dated
      __________ ___, 2003, obtained from the Secretary of State.

      For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (1) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (1) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

      With respect to all documents examined by us, we have assumed that
(i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the originals of those documents.

To Each of the Persons Listed
on Schedule A Attached Hereto
________________ __, 2003
Page 3

      For purposes of this opinion, we have assumed (i) that the Newco 1 Agreement, the Newco 1 Certificate, the DGP 1 Agreement, the DGP 1 Statement, the Newco 2 Agreement, the Newco 2 Certificate, the DGP 2 Agreement and the DGP 2 Statement are in full force and effect, have not been amended and no amendment of such documents is pending or has been proposed, (ii) except to the extent provided in paragraphs 1, 2, 10 and 11 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation and the legal capacity of natural persons who are signatories to the documents examined by us, (iii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (v) the payment by Numico USA of the full consideration due from it for the limited liability company interests of Newco 1 (the "Newco 1 Interests") acquired by it, (vi) that the books and records of Newco 1, including Schedule A to the Newco 1 Agreement, name Numico USA as the sole member of Newco 1, identify Numico USA as holding 100% of the Percentage Interest (as defined in the Newco 1 Agreement) of Newco 1, and set forth the name and address of Numico USA, the contributions of Numico USA to Newco 1, the agreed value of such contributions, the number of Units (as defined in the Newco 1 Agreement) issued to Numico USA and all information required by the Newco 1 Agreement, (vii) that the Newco 1 Interests acquired by Numico USA were issued and sold to Numico USA in accordance with the Newco 1 Agreement, (viii) the payment by each of Numico USA and Newco 1 of the full consideration due from it for the partnership interests in DGP 1 (the "DGP 1 Interests") acquired by it, (ix) that the books and records of DGP 1 name Numico USA and Newco 1 as the only partners of DGP 1, identify Numico USA and Newco 1 as holding 100% of the Percentage Interests (as defined in the DGP 1 Agreement) of DGP 1, and set forth the names and addresses of Numico USA and Newco 1, the contributions of each of Numico USA and Newco 1 to DGP 1, the agreed value of such contributions and all information required by the DGP 1 Agreement, (x) that the DGP 1 Interests acquired by each of Numico USA and Newco 1 were issued and sold to Numico USA and Newco 1 in accordance with the DGP 1 Agreement, (xi) the payment by DGP 1 of the full consideration due from it for the limited liability company interests of Newco 2 (the "Newco 2 Interests") acquired by it,
(xii) that the books and records of Newco 2, including Schedule A to the Newco 2 Agreement, name DGP 1 as the sole member of Newco 2, identify DGP 1 as holding 100% of the Percentage Interest (as defined in the Newco 2 Agreement) of Newco 2, and set forth the name and address of DGP 1, the contributions of DGP 1 to Newco 2, the agreed value of such contributions, the number of Units (as defined in the Newco 2 Agreement) issued to DGP 1 and all information required by the Newco 2 Agreement, (xiii) that the Newco 2 Interests acquired by DGP 1 were issued and sold to DGP 1 in accordance with the Newco 2 Agreement, (xiv) the payment by each of DGP 1 and Newco 2 of the full consideration due from it for the partnership interests in DGP 2 (the "DGP 2 Interests") acquired by it, (xv) that the books and records of DGP 2 name DGP 1 and Newco 2 as the only partners of DGP 2, identify

To Each of the Persons Listed
on Schedule A Attached Hereto
________________ __, 2003
Page 4

DGP 1 and Newco 2 as holding 100% of the Percentage Interests (as defined in the DGP 2 Agreement) of DGP 2, and set forth the names and addresses of DGP 1 and Newco 2, the contributions of each of DGP 1 and Newco 2 to DGP 2, the agreed value of such contributions and all information required by the DGP 2 Agreement, and (xvi) that the DGP 2 Interests acquired by each of DGP 1 and Newco 2 were issued and sold to DGP 1 and Newco 2 in accordance with the DGP 2 Agreement.

      This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including United States federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property.

      Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

            1. Newco 1 has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. [SECTION]18-101, et seq.) (the "LLC Act"), with all requisite limited liability company power and authority under the LLC Act and the Newco 1 Agreement to own its properties and to carry on its business, all as described in the Newco 1 Agreement.

            2. DGP 1 has been duly formed and is validly existing in good standing as a general partnership under the Delaware Revised Uniform Partnership Act (6 Del. C. [SECTION]15-101, et seq.) (the "GP Act"), with all requisite partnership power and authority under the GP Act and the DGP 1 Agreement to own its properties and to carry on its business, all as described in the DGP 1 Agreement.

            3. Under the LLC Act and the Newco 1 Agreement, Numico USA has been duly admitted to Newco 1 as the sole member of Newco 1.

            4. Under the GP Act and the DGP 1 Agreement, Numico USA and Newco 1 have been duly admitted to DGP 1 as the only partners of DGP 1.

To Each of the Persons Listed
on Schedule A Attached Hereto
________________ __, 2003
Page 5

            5. The Newco 1 Interests issued to Numico USA have been duly authorized and validly issued by Newco 1 and, subject to the qualifications set forth in paragraph 6 below, are fully paid and nonassessable limited liability company interests in Newco 1.

            6. Numico USA, as a member of Newco 1, shall not be obligated personally for any of the debts, obligations or liabilities of Newco 1, whether arising in contract, tort or otherwise solely by reason of being a member of Newco 1, except that Numico USA may be obligated to make payments provided for in the Newco 1 Agreement and to repay any funds wrongfully distributed to it. Numico USA may be liable for its tortious or wrongful conduct.

            7. The DGP 1 Interests issued to Numico USA and Newco 1 have been duly authorized and validly issued.

            8. The Newco 1 Interests issued to Numico USA constitute 100% of the limited liability company interests of Newco 1.

            9. The DGP 1 Interests issued to Numico USA and Newco 1 constitute 100% of the partnership interests of DGP 1.

            10. Newco 2 has been duly formed and is validly existing in good standing as a limited liability company under the LLC Act, with all requisite limited liability company power and authority under the LLC Act and the Newco 2 Agreement to own its properties and to carry on its business, all as described in the Newco 2 Agreement.

            11. DGP 2 has been duly formed and is validly existing in good standing as a general partnership under the GP Act, with all requisite partnership power and authority under the GP Act and the DGP 2 Agreement to own its properties and to carry on its business, all as described in the DGP 2 Agreement.

            12. Under the LLC Act and the Newco 2 Agreement, DGP 1 has been duly admitted to Newco 2 as the sole member of Newco 2.

            13. Under the GP Act and the DGP 2 Agreement, DGP 1 and Newco 2 have been duly admitted to DGP 2 as the only partners of DGP 2.

            14. The Newco 2 Interests issued to DGP 1 have been duly authorized and validly issued by Newco 2 and, subject to the qualifications set forth in paragraph 15 below, are fully paid and nonassessable limited liability company interests in Newco 2.

            15. DGP 1, as a member of Newco 2, shall not be obligated personally for any of the debts, obligations or liabilities of Newco 2, whether arising in contract, tort or otherwise solely

To Each of the Persons Listed
on Schedule A Attached Hereto
________________ __, 2003
Page 6

      by reason of being a member of Newco 2, except that DGP 1 may be obligated to make payments provided for in the Newco 2 Agreement and to repay any funds wrongfully distributed to it. DGP 1 may be liable for its tortious or wrongful conduct.

            16. The DGP 2 Interests issued to DGP 1 and Newco 2 have been duly authorized and validly issued.

            17. The Newco 2 Interests issued to DGP 1 constitute 100% of the limited liability company interests of Newco 2.

            18. The DGP 2 Interests issued to DGP 1 and Newco 2 constitute 100% of the partnership interests of DGP 2.

      We understand that you will rely as to matters of Delaware law upon this opinion in connection with the formation of Newco 1, DGP 1, Newco 2, DGP 2 and the transactions contemplated by the Purchase Agreement. In connection with the foregoing, we hereby consent to your relying as to matters of Delaware law upon this opinion, subject to the understanding that the opinions rendered herein are given on the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                       Very truly yours,

To Each of the Persons Listed
on Schedule A Attached Hereto
________________ __, 2003
Page 2

                                 Schedule A
                                 ----------

[Purchaser]

___________________
___________________
___________________

Vedder, Price, Kaufman & Kammholz
222 N. LaSalle Street, Suite 2600
Chicago, Illinois  60601

                                 EXHIBIT C-3
                                 -----------

                        [Letterhead of Royal Numico]

[Purchaser]
______________________
______________________
Attention:_________________

Ladies and Gentlemen:

      In my capacity as Advocaat and General Counsel of Koninklijke Numico N.V., I render this legal opinion to you, solely related to certain matters of the laws of The Netherlands in connection with the Purchase Agreement dated as of __________________, 2003 (the "Purchase Agreement") among Koninklijke Numico N.V. ("Royal Numico"), having its registered offices at Rokkeveenseweg 49, 2712 PJ Zoetermeer, The Netherlands, Numico USA, Inc., a Delaware corporation, and _______________________, a __________ corporation
("Purchaser").

      I am rendering this legal opinion pursuant to paragraph 7.07 of the Purchase Agreement. Capitalized terms used herein without definition shall, unless the context otherwise requires, have the same meanings ascribed to them in the Purchase Agreement. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

      In arriving at the opinions expressed below, I have examined and relied upon the following documents:

      (a) a copy of the articles of association (statuten) of Royal Numico as they stand at their latest amendment on 17 April 2002;

      (b) a faxed copy of an official extract (uittreksel) dated [ ] from the Commercial Register of the Chamber of Commerce for Haaglanden (the "Haaglanden Chamber") relating to the registration of Royal Numico under number 27090619 and confirmed to me by the Haaglanden Chamber by telephone on the date hereof to have remained unaltered since such date;

      (c) a faxed copy of a written resolution of the board of managing directors (hoofddirectie) of Royal Numico dated [ ] signed by Messrs. [ ] in their capacity as managing directors of Royal Numico approving the entry into the Purchase Agreement by Royal
            Numico and authorizing each of [....] (the "Attorneys" and each of them an "Attorney") and the aforementioned managing directors to execute the Purchase Agreement on behalf of Royal Numico (the "Royal Numico Managing Directors Resolution");

      (d) a faxed copy of an extract of the minutes of meeting of the supervisory board (raad van commissarissen) of Royal Numico held on [ ] (the "Royal Numico Supervisory Board Resolution");

      (e) (the Royal Numico Managing Directors Resolution and the Royal Numico Supervisory Board Resolution are referred to herein, together as the "Corporate Resolutions"); and

      (f)   a faxed copy of the executed Purchase Agreement.

      In examining and describing the documents listed above and in giving this opinion I have assumed:

      (a) the genuineness of all signatures on all documents or on the originals thereof, the authenticity and completeness of all documents submitted to me as originals and the conformity of conformed, (photo)copied, faxed or specimen documents to the originals thereof;

      (b) the power, capacity (corporate and other) and authority of all parties (other than Royal Numico) to enter into and execute the Purchase Agreement and to perform each of their respective obligations thereunder, the legal capacity (handelingsbekwaamheid) of all individuals signing or having signed documents on which I have expressed reliance (including those individuals acting on behalf of Royal Numico) and that the Purchase Agreement has been or will be (where appropriate) duly authorized, executed and delivered by all parties thereto (other than Royal Numico) and creates valid and legally binding obligations for all such parties as a matter of applicable law (if other than the law of The Netherlands is chosen as the governing law);

      (c) that each party to any document (other than Royal Numico) is duly incorporated and organized, validly existing and in good standing (where such concept is legally relevant in the context of this opinion) under the laws of its jurisdiction of incorporation and in good standing under the laws of the jurisdiction of its principal place of business;

      (d) the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorizations, the making of the necessary filings, lodgments, registrations and notifications and the payment of stamp duties and other taxes) under any law other than that of The Netherlands as may relate to or be required in respect of (i) the Purchase Agreement and its lawful execution,
            (ii) the parties thereto (including Royal Numico) or other persons affected thereby, (iii) the performance or enforcement by or against such parties (including Royal Numico) or such other persons and (iv) the creation of valid and legally binding obligations of all parties to the Purchase Agreement (including Royal Numico) enforceable against such parties in accordance with its terms;

      (e) that any obligations under the Purchase Agreement which are to be performed in any jurisdiction outside The Netherlands will not be illegal or contrary to public policy under the laws of that jurisdiction;

      (f) that under the laws of the State of New York to which the Purchase Agreement is expressed to be subject, and under all other relevant laws (other than those of The Netherlands):

            (i) the Purchase Agreement constitutes and will at all times constitute a valid and legally binding obligation of all parties thereto (including Royal Numico) enforceable against such parties in accordance with its terms (including Royal Numico);

            (ii) the choice of law of the State of New York as the governing law of the Purchase Agreement is a valid and binding selection;

            (iii) the submission by Royal Numico to the jurisdiction of the courts of the State of New York with regard to any action or proceeding arising out of or relating to the Purchase Agreement is valid and binding upon Royal Numico;

            (iv) the appointment of Royal Numico (the "Process Agent") as the authorized process agent upon which process may be served in any action or proceeding before the courts of the State of New York arising out of or relating to the Purchase Agreement constitutes a valid and binding appointment; and

                  without prejudice to my opinion under paragraph (8) (Choice of Law) below, that the courts of The Netherlands will, in giving effect to the choice of law provisions in the Purchase Agreement, apply the chosen law correctly;

            (v) that the Corporate Resolutions, including the powers of attorney granted therein, remain in full force and effect and unaltered and that all matters contained and certified therein are true and accurate;'

            (vi) that all parties have entered into the Purchase Agreement for bona fide commercial reasons and on arm's length terms;

            (vii) that Royal Numico's execution of the Purchase Agreement and the performance of the transactions contemplated thereby is in the best corporate interest of Royal Numico and is not prejudicial to its (present or future) creditors;

           (viii) that none of the managing directors of Royal Numico or Purchaser has a conflict of interest with Royal Numico in respect of the execution of the Purchase Agreement that would preclude such managing director from validly representing Royal Numico;

            (ix) that none of the parties to the Purchase Agreement would require the prior consent, approval, cooperation, permission or other action of any other party thereto or any third party or person (other than those listed in paragraph 4 hereafter), in connection with the execution and performance of the Purchase Agreement;

            (x) that the Purchase Agreement and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) do not and will not result in a breach of the laws (including, for the avoidance of doubt, any tax laws) to which it is subject or of any other relevant law (other than the laws of The Netherlands on which I opine), or are intended to avoid the applicability or the consequences of such laws (other than those of The Netherlands on which I opine) in a manner that is not permitted under such laws (other than those of The Netherlands);

            (xi) that in respect of the works council of Royal Numico (ondernemingsraad) and central works council (centrale ondernemingsraad) with jurisdiction over the transactions as envisioned by the Purchase Agreement, all consultation obligations in respect of such Dutch (central) works council have been complied with by Royal Numico and that there are no objections in this respect against Royal Numico entering into the transactions envisioned by the Purchase Agreement.

      The Purchase Agreement states that it is to be governed by the laws of the State of New York. As a Dutch lawyer, I am not qualified to assess the meaning and consequences of the terms of the Purchase Agreement under the laws of the State of New York and I have made no investigation into the laws of the State of New York as a basis for the opinions expressed hereinafter and do not express or imply any opinion thereon. Accordingly, my review of the Purchase Agreement has been limited to the terms of such document as they appear on the face thereof without reference to the general body of the laws of the State of New York to which it states it is subject.

      This opinion is limited to the laws of The Netherlands in force as of the date hereof.

      I express no opinion:

      (a) that the future or continued performance by Royal Numico of its obligations or the consummation of the transactions contemplated by the Purchase Agreement will not contravene such laws, application or interpretation if altered in the future; or

      (b) with regard to the effect of any system of law (other than the laws of The Netherlands), even in cases where, under the laws of The Netherlands, any foreign law is to be applied, and I assume that no such foreign law would affect or qualify my opinion as set out below; or

      (c)   on the tax laws of The Netherlands; or

      (d) unless expressly stated otherwise, on international law, including (without limitation) the rules of or promulgated under or by any bi-lateral or multi-lateral treaty or treaty organization or on antitrust or competition laws; or

      (e) on any commercial, accounting or other non-legal matter or on Royal Numico's ability to meet its financial or other obligations under the Purchase Agreement.

      I have not been concerned with investigating or verifying the accuracy of any facts, representations or warranties set out in the documents listed above (with the exception of those matters on which I have specifically and expressly given my opinion). To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts which have been orally confirmed to me is relevant to this opinion, I have assumed that such facts, representations and warranties were true and accurate when made and remain true and accurate.

      Other than to review the documents listed above, I have not examined any contracts, instruments or other documents entered into by or affecting Royal Numico or any corporate records of Royal Numico and I have not undertaken any factual investigations or made any other inquiries or searches concerning Royal Numico.

      Where an assumption is stated to be made in this opinion, I have not made any investigation or inquiry with respect to the matters that are the subject of such assumption and I express no views as to such matters.

      Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to me by the parties concerned, having regard to such legal considerations as I deem relevant, I am of the opinion that:

      1.    Corporate Status, Power and Capacity

            1.1 Royal Numico is registered as: (a) a public company with limited liability (naamloze vennootschap), (b) duly incorporated on 3 January 1966 and (c) validly existing under the laws of The Netherlands.

            1.2   Royal Numico has:

                  (a) the corporate power and the corporate capacity to enter into, execute and deliver the Purchase Agreement and to undertake and perform the obligations expressed to be assumed by it therein; and

                  (b) taken all internal corporate action required by its Articles of Association and by Dutch corporate law to approve and to authorize the same.

            1.3 The court registry of the Civil law section (Sector Civiel Recht) of the District Court (arrondissementsrechtbank) of The Hague has confirmed to me by telephone (in respect of Royal Numico) that on the date hereof Royal Numico has not been declared bankrupt (failliet) and Royal Numico has not been granted a suspension of payments (surseance van betaling).

            The Chamber has confirmed to me by telephone at 00.00 (am) at the date hereof:

                  (a) that Royal Numico has not registered a voluntary winding-up resolution;

                  (b) that the Chamber is not itself taking steps to have Royal Numico dissolved;

                  (c) that no order placing any assets of Royal Numico under administration (onder bewindstelling) has been registered with it; and

                  (d)   that no order by the District Court
                        (Arrondissementsrechtbank) of The Hague for the dissolution (ontbinding en vereffening) of Royal Numico has been registered with it.

            1.4 The searches and inquiries referred to above do not determine conclusively whether or not the matters or events inquired after have occurred or not. There is no formal register of judgments, declarations or orders.

      2. Execution and Validity. When executed in respect of Royal Numico by the Attorneys or by Mr. [insert names], the Purchase Agreement will constitute a valid and legally binding obligation of Royal Numico enforceable against it in accordance with its terms.

      3. Authorizations, Consents and Approvals. No authorizations, licenses, approvals, orders, consents, registrations, recordations or filings with any court, governmental authority, bureau, official agency or body in The Netherlands are required under the laws of The Netherlands for (or in connection with):

                  (a) the execution and delivery of and the performance by Royal Numico of its obligations under the Purchase Agreement;

                  (b) ensuring the legality, validity or enforceability thereof against Royal Numico;

      4.    Conflict with Laws or Articles of Association.

      In themselves, neither the execution and delivery by Royal Numico of the Purchase Agreement nor the undertaking and performance by Royal Numico of the obligations expressed to be assumed by Royal Numico thereunder conflicts or will conflict with or contravene, violate (constitute a breach of or default under):

                  (a)   its Articles of Association; or

                  (b) any law or generally applicable regulation of The Netherlands to which Royal Numico is subject.

      5. Filings and Registrations. It is not necessary under the laws of The Netherlands to notarize, file, register or otherwise record with any court or public authority of The Netherlands the Purchase Agreement or to comply with any other formality in relation thereto in order to ensure the legality, validity, effectiveness, enforceability or admissibility in evidence of the Purchase Agreement or any other documents relating thereto.

      6. Choice of Law. The courts of The Netherlands will observe and give effect to the choice of the laws of the State of New York as the law governing the Purchase Agreement in any proceedings in relation to the Purchase Agreement, but when applying the laws of the State of New York as the law governing the Purchase Agreement, the courts of competent jurisdiction of The Netherlands, if any, by virtue of the limitations imposed by the 1980 Rome convention on the Law Applicable to Contractual Obligations (the "Rome Convention"):

            * may give effect to the mandatory rules of law of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied whatever the applicable law is to the Purchase Agreement;

            * will apply the laws of The Netherlands in a situation where it is mandatory irrespective of the law otherwise applicable to the Purchase Agreement;

            * may refuse to apply the laws of the State of New York if such application is manifestly incompatible with the public policy of The Netherlands; and

            * shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

      7. Submission to Jurisdiction. The submission by Royal Numico to the jurisdiction of the courts of the State of New York with regard to any action or proceeding arising out of or relating to the Purchase Agreement is valid and binding upon Royal Numico. Notwithstanding a contractual provision to the contrary, however, a competent court in The Netherlands may assume jurisdiction (a) pursuant to Article 254 Netherlands Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) in urgent matters, when in view of the interest of the parties, provisional measures are required, or
            (b) to allow provisional measures for the duration of the litigation at the request of each party to pending litigation pursuant to Article 223 Netherlands Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). Furthermore, notwithstanding any contractual provision to the contrary, jurisdiction of Dutch courts may arise in the context of an attachment against Royal Numico or any of its assets.

      The opinion expressed above is subject to the following qualifications:

                  (a) the terms "enforceable", "valid"; "legal", "binding", "effective" or any combination thereof where used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which the laws of The Netherlands generally recognize or enforce; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms: in particular, enforcement before the courts of The Netherlands will in any event be subject to:

                        (i) the degree to which the relevant obligations are enforceable under their governing law (if other than the laws of The Netherlands);

                        (ii) the nature of the remedies available in the courts of The Netherlands (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of obligations);

                       (iii) the acceptance by such courts of jurisdiction and the power of such courts to start proceedings if concurrent proceedings are being brought elsewhere; and

                        (iv) the availability of defenses such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, force majeure (niet toerekenbare tekortkoming), unforeseen circumstances (imprevision), duress, undue influence, error, abatement and counter-claim;

                        in addition, my opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting creditors' right and remedies from time to time in effect (including the doctrine of voidable preference within the meaning of Article 3:45 of The Netherlands Civil Code and/or Article 42 et seq. of The Netherlands Bankruptcy Code).

                  (b) any enforcement of the Purchase Agreement and of any foreign judgments in The Netherlands will be subject to the rules of civil procedure as applied by the courts of The Netherlands; such courts have powers to make an award in a foreign currency; enforcement against Royal Numico's assets located in The Netherlands of a judgment for a sum of money expressed in foreign currency would be executed, however, in terms of The Netherlands legal tender and the applicable rate of exchange would be that prevailing on the date of payment; service of process for any proceedings before the courts of The Netherlands must be performed in accordance with the laws of civil procedure of The Netherlands;

                  (c) the concept of "delivery" of a document is not known or required under the laws of The Netherlands to make a document valid, legally binding and enforceable; furthermore, the question whether or not any provisions in the Purchase Agreement which may be invalid or void may be severed from the other provisions thereof in order to save those other provisions (partiele nietigheid) would be determined by The Netherlands courts in their discretion; the Purchase Agreement may be amended to the extent that the laws of The Netherlands are applicable, orally by the consent of the parties thereto notwithstanding provisions therein to the contrary;

                  (d) all powers of attorney (volmachten) and mandates (lastgevingen) (including, but not limited to, powers of attorney and mandates expressed to be irrevocable) granted and all appointments made by Royal Numico, explicitly or by implication, terminate by law and without notice upon its bankruptcy (faillissement), and become ineffective upon Royal Numico being granted a suspension of payments (surseance van betaling); to the extent that the appointment by Royal Numico of the Process Agent as process agent to receive service of process constitutes a power of attorney or a mandate to the Process Agent, a service of process on the Process Agent once Royal Numico has been declared bankrupt will not be valid against Royal Numico;

                  (e) a court of The Netherlands has the discretion to decrease the amount of those agreed damages, indemnities or penalties provided for in the Purchase Agreement which it regards as manifestly excessive;

                  (f) the validity of the obligations of Royal Numico under the Purchase Agreement may be contested by its creditors (or its receiver in bankruptcy) on the basis of Article 2:1 of The Netherlands Civil Code, if both (i) the execution of the Purchase Agreement cannot serve the attainment of the objects as expressed in the Articles of Association and (ii) the other parties to the Purchase Agreement knew or should reasonably have known (without any inquiry) of this fact.

      As regards (f)(i))

      In determining whether the entering into of transactions contemplated by the Purchase Agreement, specifically Royal Numico's assumption of joint and several liability for the liabilities of Numico thereunder, is conducive to the realization of the corporate objects and purposes of each of Royal Numico and Numico, it is important to consider (x) the text of the objects clause in the articles of association of each of Royal Numico and Numico, (y) whether such transactions (including the assumption of such joint and several liability) are in Royal Numico's corporate interest (vennootschappeljk belang) and to its benefit, and (z) whether or not the subsistence of Royal Numico is jeopardized by such transactions.

      For the purposes of this opinion, I have assumed that the execution and performance by Royal Numico of the Purchase Agreement is in its corporate interest and that the subsistence of Royal Numico is not jeopardized by the transactions contemplated by the Purchase Agreement.

                  (a) my opinions set forth in paragraphs 4, 6 and 7 are limited to licenses, authorizations, consents or approvals of or filings or registrations with or other acts of any court, governmental agency or body of The Netherlands which, in my experience, are normally applicable to transactions of the type provided for in the Purchase Agreement;

                  (b) if a party to the Purchase Agreement is controlled by or otherwise connected with a person, organization or country, which is currently the subject of sanctions by the United Nations, the European Community or The Netherlands, implemented, effective or sanctioned in The Netherlands under the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or the ASCI, or is otherwise the target of any such sanctions, the obligations of Royal Numico to that party may be unenforceable, void or otherwise affected;

                  (c) paragraph 7 (Submission to Jurisdiction) of my opinion above is not to be read as a statement that all of the procedures of the courts of the State of New York (such as discovery or the compulsion of witness by subpoena) will be available against Royal Numico; and

                  (d) in issuing this opinion I do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

      This opinion:

                  (a) expresses and describes certain legal concepts of The Netherlands in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of The Netherlands:

                        (i)   speaks as of the date specified above;

                        (ii) is addressed to you, is for your benefit and solely for the purpose of rendering a legal opinion to Purchaser with regard to the Purchase Agreement, whereby Purchaser will be relying on this opinion with regard to matters of the laws of The Netherlands;

                        (iii) is strictly limited to the matters set forth
                              herein and no opinion may be inferred or implied beyond that expressly stated herein; and

                        (iv) may not be relied upon by or disclosed to any other person, company, enterprise or institution, except for disclosure to your legal advisers, your successors and assigns, or used for any purpose other than in connection with the Purchase Agreement and as described above under (ii). Its delivery may, nevertheless, be referred to as a condition precedent under the Purchase Agreement.

                                       Yours faithfully,



                                       Mr. Marco Bijl
                                       Advocaat & General Counsel
                                       Koninklijke Numico N.V.

                                  EXHIBIT D

                   Forms of Opinion of Purchaser's Counsel
                   ---------------------------------------

                                 EXHIBIT D-1
                                 -----------

                           [Letterhead of Milbank]

                                                    _______________, 2003

Royal Numico N.V.
Rokkeveenseweg 49
NL-2712 PJ Zoetermeer
Netherlands
Facsimile No.:  31-79-353-9000
Attention:  President

Numico USA, Inc.
6111 Broken Sound Parkway NW
Boca Raton, Florida  33487
Facsimile No.:  561-999-4729
Attention:  President

      Re:   Numico USA, Inc.
            ----------------

Ladies and Gentlemen:

      We have acted as counsel to NBTY, Inc., a Delaware corporation ("Purchaser"), in connection with that certain Purchase Agreement (the "Purchase Agreement") dated ______, 2003 by and among Royal Numico N.V., a company organized under the laws of The Netherlands ("Royal Numico"), Numico USA, Inc., a Delaware corporation ("Seller"), and Purchaser, which sets forth the terms upon which Purchaser has agreed to acquire from Seller all of the membership interests in Rexall US Newco 1 LLC ("Newco LLC") owned by Seller and the general partnership interests in Rexall US Newco DGP 1 ("Newco DGP") owned by Seller (the transactions contemplated by the Purchase Agreement are referred to herein collectively as the "Transaction"). This opinion is furnished to you at the request of Purchaser pursuant to Section 8.06 of the Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

      In rendering this opinion, we have examined:

      a.    the Purchase Agreement;
      b.    the Ancillary Agreements;
      c.    the Certificate of Incorporation of Purchaser;
      d.    the By-laws of Purchaser;
      e. a Certificate of Good Standing as of a recent date from the Secretary of State of Delaware with respect to Purchaser;
      f. resolutions of the Board of Directors of Purchaser approving the Purchase Agreement and the transactions contemplated thereby; and


        Exhibit D-1


      g. such other documents as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions set forth below.

      In rendering the opinions expressed below, we have examined an executed counterpart of the Purchase Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Purchase Agreement or in certificates delivered by or on behalf of the Purchaser pursuant thereto. We have also assumed that the Purchase Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Purchaser) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same.

      Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

            1. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware. Purchaser has requisite corporate power and authority to conduct its business as it is now being conducted.

            2. Purchaser has requisite corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreement.

            3. The execution and delivery by Purchaser of the Purchase Agreement and the performance by Purchaser of its agreements thereunder have been duly authorized by all requisite corporate action on the part of Purchaser. Purchaser has duly executed and delivered the Purchase Agreement.

            4. The Purchase Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Purchase Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

            5. The execution and delivery by Purchaser of the Purchase Agreement, and the performance by Purchaser of its agreements thereunder, do not (a) violate Purchaser's Certificate of Incorporation or By-laws, (b) result in a breach of or constitute a default under the [Third Amended and Restated Credit and Guarantee Agreement, dated as of April 27, 2001 among NBTY, Inc., as Borrower, Holland & Barrett Holdings Limited, as Foreign Subsidiary Borrower, the several lenders from time to time parties thereto, and The Chase Manhattan Bank, as Administrative Agent], or (c) violate the Delaware General Corporation Law or any applicable law or regulation of any United States Federal or New York State Governmental Authority that in our experience are normally applicable to transactions of the nature of the Transaction.

            6. To our knowledge, there is no action, suit or proceeding before any United States Federal or New York State Governmental Authority pending or overtly threatened in writing against Purchaser, which challenges the enforceability of the Purchase Agreement.

            7. No approval, consent or authorization of, or filing with, any United States Federal or New York State Governmental Authority or Delaware State Governmental Authority pursuant to the Delaware General Corporation Law is required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of the Purchase Agreement, except for approvals, consents, authorizations and filings specified in the Purchase Agreement and already obtained or made or under applicable law are permitted to be made after the Closing.

      The foregoing opinions are subject to the following comments and qualifications:

            (A) The enforceability of Article 9.2 of the Purchase Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

            (B) The enforceability of provisions in the Purchase Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

            (C) With respect to our opinion in paragraph 4, above, we note that under Section 9.05 of the Purchase Agreement any claims for Losses arising out of the provisions of Articles 9 and 10 of the Purchase Agreement are to be settled by arbitration. We wish to point out that there can be no assurance that the arbitrators will apply principles of New York law in resolving any such claims or in rendering any award and that, if they do not apply such principles, their failure to do so will not be a basis for a court to vacate such award. We have, with your permission, assumed for purposes of our opinion in paragraph 4 above that such arbitrators will properly apply principles of New York law in arriving at their award.

            (D)   We express no opinion as to the second sentence of
      Section 14.08 of the Purchase Agreement, insofar as such sentence relates to (i) the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to any of the Purchase Agreement or (ii) the waiver of inconvenient forum with respect to proceedings in the United States District Court for the Southern District of New York.

      The foregoing opinions are limited to matters involving the Federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

      At the request of our client, this opinion letter is, pursuant to
Section 8.06 of the Purchase Agreement, provided to you by us in our capacity as counsel to Purchaser and may not be relied upon by any other Person or for any purpose other than in connection with the transactions contemplated by the Purchase Agreement without, in each instance, our prior written consent.

                                       Very truly yours,

                                 EXHIBIT D-2

                         [Letterhead of NBTY, Inc.]

                                              __________, 2003

Royal Numico N.V.
Rokkeveenseweg 49
NL-2712 PJ Zoetermeer
Netherlands
Facsimile No.:  31-79-35 3-9000
Attention:  President

Numico USA, Inc.
6111 Broken Sound Parkway N.W.
Boca Raton, Florida 33487
Facsimile No.:  561-999-4729
Attention:  President

      Re:   Numico USA, Inc.
            ----------------

Ladies and Gentlemen:

      I am General Counsel of NBTY, Inc., a Delaware corporation ("NBTY"). This opinion is being delivered pursuant to Section 8.06 of the Purchase Agreement, dated as of _____________, ___, 2003 (the "Purchase Agreement"), among Royal Numico N.V., a company organized under the laws of The Netherlands, Numico USA, Inc., a Delaware corporation, and NBTY. Except as otherwise specified herein, terms defined in the Purchase Agreement are used herein as defined therein.

      In connection with this opinion, I have examined originally executed copies of the Purchase Agreement.

      In addition, I have examined originals or copies of originals, certified or otherwise identified to my satisfaction, of such corporate records, other agreements, documents, instruments, such questions of law, certificates of public and governmental officials and corporate officers and other representatives of entities referred to herein, and have made such inquiries of such officers and other representatives of NBTY, as I have deemed relevant or appropriate as a basis for the opinion hereinafter expressed.

      In my examination of the aforesaid documents, I have assumed, without independent investigation, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, photostatic, reproduced or


        EXHIBIT D-2


conformed copies of valid existing agreements or other documents and the authenticity of all such latter documents.

      Based upon the foregoing and subject to the assumptions, exceptions and qualification set forth herein, I am of the opinion that:

      1. The execution and delivery by Purchaser of the Purchase Agreement, and the performance by Purchaser of its agreements thereunder, do not violate any decree or order of any Governmental Authority to which Purchaser is a party.

      2. To my knowledge, there is no action, suit or proceeding before any Governmental Authority pending or overtly threatened in writing against Purchaser which could reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its agreements under the Purchase Agreement.

      In rendering the opinions set forth above, I have, with your approval, relied as to certain factual matters on information obtained from public officials, officers of NBTY and other sources believed by me to be responsible and representations and warranties of NBTY in the Purchase Agreement.

      The foregoing opinions are limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. My opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are in effect on the date hereof. Please be advised that I am not admitted to practice in the State of Delaware.

      This letter is delivered solely for your benefit and may not be relied upon by any other Person or for any purpose other than in connection with the transactions contemplated by the Purchase Agreement without my prior written consent.

                                       Very truly yours,


        EXHIBIT D-3


                                  EXHIBIT E

                         Company Accounting Policies
                         ---------------------------


        EXHIBIT E-1


                         COMPANY ACCOUNTING POLICIES
                         ---------------------------

This Schedule sets forth the Company Accounting Policies, which are to be used to calculate the Closing Date Working Capital Adjustment. Seller and Purchaser agree to all of the Company Accounting Policies. Seller and Purchaser also acknowledge that even though the Company and two of the Subsidiaries were formed subsequent to January 1, 2003, and were not included in the Audited Financial Statements, their assets and liabilities will be included for purposes of determining the Closing Date Working Capital Amount.

Closing Date Working Capital Amount

The Closing Date Working Capital Amount is defined in this Purchase Agreement (the "Agreement") as the Working Capital Assets of the Company and the Subsidiaries, as of the Closing Date less the Working Capital Liabilities of the Company and the Subsidiaries, as of the Closing Date. Set forth below are the Company Accounting Policies (including definitions and methodologies) that are to be applied in calculating the Closing Date Working Capital Amount for purposes of this Agreement. The Company Accounting Policies (including definitions and methodologies) shall be the primary guidance for determining the Closing Date Working Capital Amount, including Pro Forma adjustments. All other capitalized terms used but not defined herein shall have the respective meanings assigned thereto in this Agreement. All references to the Closing Date shall mean the opening of business on the Closing Date.

Working Capital Assets
----------------------

Working Capital Assets shall mean Investment Assets, net accounts receivable (other than any tax receivables), net inventory, and all other current assets, including, without limitation, prepaid expenses. No cash balances or intercompany receivables shall be included for purposes of this calculation. Additionally, no adjustments have been or will be made with respect to the Nutraco profits included in the net inventory and intercompany payables - Nutraco balances for purpose of calculating either the WC Target or the Closing Date Working Capital Amount. The specifics related to each of these categories (other than Investment Assets which shall be valued at their face amount) are detailed below.

Net Accounts Receivable

Net accounts receivable shall include amounts due from customers as of the Closing Date reduced by adequate allowances and reserves as determined in accordance with the Company Accounting Policies set forth below.

Allowance for Uncollectible Accounts
------------------------------------

The allowance for uncollectible accounts shall be determined in accordance with the following policy, which was the basis for determining the allowance for uncollectible accounts included in the Audited Financial
Statements:

      (i) Customer accounts included in the allowance for uncollectible accounts will be determined in accordance with the following criteria:

            a. General Market, Dollar ($) Stores and Convenience Stores with $10,000 over 90 days outstanding with a total balance of greater than $25,000, unless in a credit balance position or pending the resolution of a shipping dispute as of the Closing Date;

            b. Sports Nutrition accounts/distributor with $10,000 over 60 days outstanding, unless in a credit balance position or pending the resolution of a shipping dispute as of the Closing Date; and

            c. Customer accounts with less than 10% available on an outstanding credit facility, in a Debtor in Possession situation, rated less than a B by Standard & Poors, or that have had significant past payment issues as of the Closing Date.

      (ii) The accounts identified in clauses (a)-(c) above will then be categorized into four (4) categories based on the Seller's judgment which will be exercised in a manner consistent with the manner in which such judgment was exercised to include an allowance for uncollectible accounts in the Audited Financial Statements. The four (4) categories are defined as follows:

            a. Low Risk - Very little chance on not being paid in full. Accounts not past due. 2% of these account balances will be included in the allowance for uncollectible accounts.

            b. Medium Risk - Small chance of invoices not being paid. Past due accounts. 10% of these account balances will be included in the allowance for uncollectible accounts.

            c. High Risk - Even chance of invoices not being paid. Significantly past due accounts. 25% of these account balances will be included in the allowance for uncollectible accounts.

            d. Danger - Good chance of invoices not being paid. Balances are past 90 days overdue. Candidate to be sent to collections within 60 days. 75% of these account balances will be included in the allowance for uncollectible accounts.

Accrued Returns/Destroyed in Field/Credit Memos
-----------------------------------------------

Accrued customer returns/destroyed in field/credit memos will be determined in accordance with the following methodologies which were the basis for accrued customer returns/destroyed in field/credit memos included in the Audited Financial Statements:

      (iii) Returns - 3.0% of invoiced sales divided by two (2) for the four (4) calendar months ending immediately prior to the Closing;

      (iv) Destroyed in Field - 2.8% of invoiced sales for the four (4) calendar months ending immediately prior to the Closing; and

      (v) Credit Memos - 0.3% of invoiced sales for the four (4) calendar months ending immediately prior to the Closing.

Accrued Customer Discounts
--------------------------

Accrued customer discounts will be based on the amount determined by the Company's Pricing System in accordance with the terms and conditions of the relevant agreements between the Company and each of its customers.

Net Inventory

Net inventory shall represent the items on hand at the Closing Date valued at the lower of cost or market based on the First-In, First-Out method, including all applicable capitalized costs/variances, reduced by adequate allowances and reserves determined in accordance with the methodologies set forth below. The Closing Date net inventory amount shall not include any amounts related to the inventories included as part of the European Sundown and/or Met-Rx operations.

Inventory Reserves
------------------

Inventory reserves shall be determined in accordance with the following methodologies, which were the basis for determining the inventory reserves included in the Audited Financial Statements:

      (i) All inventory items are classified into the following categories:

            a. Discontinued/Obsolete - Represents rationalized SKU's. This category includes products that are not saleable, products that have been discontinued from current marketing and sales efforts or products that have been replaced by another product and that have no other use.

             b. Active - Represents all SKU's not included in the above category. These items are further divided into "Excess," defined as SKU's with greater than 52 weeks of inventory on hand, and "All Other," defined as SKU's with less than 52 weeks of inventory of hand.

      (ii) Each of the categories described above is subject to different policies/calculations to determine the necessary reserves. These policies/calculations are set forth below:

            a. Discontinued/Obsolete - 100% of the items in this category are included in the inventory reserve, with the exception of those products which include materials that are determined to be reusable (see below).

            b. Excess SKU's - Greater than 52 weeks on hand - 65% of this category is included in the inventory reserve.

            c. Reusable Inventory - The inventory reserve calculated based on the methodology set forth above shall be reduced by the value of the inventory included in such inventory reserve that can be reused in another product. These items will be identified on an SKU by SKU basis by Seller in the manner in which such SKUs' were identified in connection with the preparation of the Audited Financial Statements.

      (iii) In addition to the above policies, 100% of the items "Passed Ship Date" or expired shall be included in the inventory reserve.

Other Current Assets

The balances of the accounts included in other current assets shall be determined in accordance with the Company's past practice and in a manner consistent with the preparation of the Audited Financial Statements.

Working Capital Liabilities
---------------------------

Working Capital Liabilities shall include accounts payable (other than federal and state income tax liabilities), Nutraco intercompany payable, and all other current accrued liabilities, including without limitation accrued expenses.

Accounts Payable

These accounts include amounts due to third party suppliers of both inventory and services to the Company and the Subsidiaries that are unpaid as of the Closing Date.

Intercompany Payables

Intercompany payables shall include only the Nutraco payable balance (including the related Nutraco profit component) as of the Closing Date.

Other Current Liabilities

The amounts included in the current liabilities accounts shall be determined in accordance with the Company's past practice and in a manner consistent with the preparation of the Audited Financial Statements.

In determining the other current liabilities, the following shall be excluded:

      (i) all balances related to accrued federal and state income tax balances;

      (ii) all balances related to Excluded Litigation and any other matters listed in Section 9.01(a)(iii) of the Disclosure Schedule; and

      (iii) all balances related to all of the payments and obligations of Seller referred to in Section 13.04 of the Agreement and the Royal Numico 2000

            Amended and Restated Management Stock Purchase Plan referred to in Section 13.03 in this Agreement.

Although the Company has not historically accrued for 401(k) contributions and earned but unused vacation and sick days on its balance sheet, for the purpose of determining the Closing Date Working Capital Amount, appropriate GAAP adjustments shall be made for these items.

Ephedra Balances

In determining the Closing Date Working Capital Amount, all amounts/accounts specifically related to Ephedra based products shall be excluded from the calculation, as the related obligations shall be retained by Seller. These balances include, but are not limited to, inventory, returns reserves, etc.

Special Adjustments

In determining the Closing Date Working Capital Amount, (a) an amount equal to $2.4 million shall be added to Working Capital Assets to reflect a certain contract fee paid to Amerikids by the Company prior to the Closing, and (b) any amounts paid or accrued by the Company or any Subsidiary after the date of this Agreement and prior to Closing to settle any Retained Litigation in accordance with Section 4.03(b)(xii) shall be added to the Working Capital Assets; provided, that Purchaser has consented to such settlement, which consent should not be unreasonably withheld or delayed.

___________________________________________________________________________

In order to illustrate the above-described calculation, Exhibit 1 has been attached to these Policies, which sets forth the Company's Closing Date Working Capital Amount as if it had been calculated as of March 31, 2003 in accordance with the foregoing Company Accounting Policies.

                                  EXHIBIT 1
                                  ---------

(in thousands)


                                            Pro Forma Mar-03
                                            Working Capital
                                            ----------------

      Accounts Receivable
        3rd Party                               $ 47,813
        Intercompany                                   -
                                                --------
                                                  47,813

      Inventory, Net                              67,739
      Other Current Assets                         8,951
                                                --------

      Total Current Assets                       124,503

      Accounts Payable
        3rd Party                                  7,964
        Intercompany - Non Nutraco                     -
        Intercompany - Nutraco                    16,277
                                                --------
                                                  24,241

      Accrued Expenses & Other Liabilities        17,025
                                                --------

      Total Current Liabilities                   41,266
                                                --------

      Total Working Capital                     $ 83,237
                                                ========